UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 18, 2009

The Annual Meeting of Stockholders of TD AMERITRADE Holding Corporation (the “Company”) will be held at the Hilton Omaha, 1001 Cass Street in Omaha, Nebraska on Wednesday, February 18, 2009, at 10:30 a.m., Central Standard Time, for the following purposes:

1) To elect five directors to the board of directors;

2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009; and

3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on December 22, 2008 will be entitled to notice of and to vote at the meeting.

We have elected to adopt the new U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) to most of our stockholders instead of a paper copy of this proxy statement and our 2008 Annual Report. The Internet Availability Notice contains instructions on how to access and review those documents over the Internet. We believe that this new process will allow us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your Internet Availability Notice. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person. Proxies are being solicited on behalf of the board of directors.

By Order of the Board of Directors

Ellen L.S. Koplow, Secretary

Omaha, Nebraska
January 6, 2009

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2009 Annual Meeting of Stockholders of TD AMERITRADE Holding Corporation (the “Company”). The 2009 Annual Meeting will be held on Wednesday, February 18, 2009 at 10:30 a.m., Central Standard Time, at the Hilton Omaha, 1001 Cass Street in Omaha, Nebraska. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about January 8, 2009.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on December 22, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 590,507,104 shares of common stock issued and outstanding.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxies in accordance with the directions given. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The directors expect that shares of the common stock held by executive officers and directors of the Company will be voted “FOR” such proposals. Such shares represent approximately 16% of the common stock outstanding as of the Record Date. At this time, we are unaware of any matters, other than described above in the Notice of Annual Meeting of Stockholders, that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

The accompanying proxy is solicited from the holders of the Company’s common stock on behalf of the board of directors of the Company. A proxy is revocable at any time by giving written notice of revocation to the secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, telephone or mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person.

A quorum consisting of at least a majority of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or shares that are “broker non-votes,” will be considered present at the Annual Meeting for purposes of determining a quorum. “Broker non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.

Voting Electronically

In order to vote online or via telephone, go to the www.ProxyVote.com Web site or call the toll-free number on the proxy card or Internet Availability Notice and follow the instructions. If you choose not to vote by telephone or electronically, please complete and return the proxy card in the pre-addressed, postage-paid envelope provided.

If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability

Notice. If you would like to receive future stockholder materials electronically, please enroll at www.investordelivery.com. Please have the proxy card you received available when accessing the site.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s certificate of incorporation divides the Company’s board of directors into three classes, with four directors per class and with each class being elected to a staggered three-year term. J. Joe Ricketts, the Company’s founder, certain members of his family and trusts established for their benefit (collectively, the “Ricketts holders”) owned approximately 22% of our common stock as of the Record Date. The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), owned approximately 40% of our common stock as of the Record Date. In connection with the Company’s acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”), the Ricketts holders, TD and the Company entered into a stockholders agreement (the “Stockholders Agreement”) effective June 22, 2005. Under the Stockholders Agreement, the Company’s board of directors consists of twelve members, five of whom may be designated by TD, three of whom may be designated by the Ricketts holders, one of whom is the chief executive officer of the Company, and three of whom are outside independent directors who are nominated by the Outside Independent Directors Committee and then approved by TD and the Ricketts holders. The right of each of TD and the Ricketts holders to designate directors is subject to their maintenance of specified ownership thresholds of Company common stock, as set forth in the Stockholders Agreement. In connection with the election of Joseph H. Moglia as chairman of our board of directors and Fredric J. Tomczyk as our chief executive officer, effective October 1, 2008, TD waived its right to designate one of its directors so long as Mr. Moglia serves as chairman of the board. Because TD and the Ricketts holders collectively own more than 50% of the voting power of the outstanding common stock of the Company, the Company qualifies as a “controlled company” for purposes of Nasdaq Rule 4350(c) and therefore is exempt from specified director independence requirements of The Nasdaq Stock Market.

The board of directors has nominated the following persons as directors to be voted upon at the 2009 Annual Meeting: W. Edmund Clark, Mark L. Mitchell, Thomas S. Ricketts and Fredric J. Tomczyk, as Class I directors to serve terms ending at the 2012 Annual Meeting and Joseph H. Moglia, who was previously a Class I director, as a Class III director to serve a term ending at the 2011 Annual Meeting. Mr. Clark is a designee of TD, Mr. Mitchell is an outside independent director, Mr. Thomas S. Ricketts is a designee of the Ricketts holders, Mr. Tomczyk is the chief executive officer of the Company and Mr. Moglia is the chairman of the Company’s board of directors.

Marshall A. Cohen, William H. Hatanaka, J. Peter Ricketts and Allan R. Tessler are Class II directors serving terms ending at the 2010 Annual Meeting. J. Joe Ricketts, Dan W. Cook III and Wilbur J. Prezzano are Class III directors serving terms ending at the 2011 Annual Meeting. The board of directors has determined that Messrs. Cohen, Cook, Mitchell, Prezzano, and Tessler are independent as defined in Nasdaq Rule 4200.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of four Class I directors and one Class III director and ratification of the appointment of the Company’s independent registered public accounting firm. The board of directors knows of no reason why any of Messrs. Clark, Mitchell, Moglia, Thomas S. Ricketts and Tomczyk might be unavailable to serve as directors, and each has expressed an intention to serve if elected. If any of Messrs. Clark, Mitchell, Moglia, Thomas S. Ricketts and Tomczyk is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. With the exception of the Stockholders Agreement (including the waiver of TD described above), there are no arrangements or understandings between any of the persons nominated to be a Class I or Class III director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote, provided a quorum of at least a majority of the outstanding shares of common stock is represented at the meeting. Shares of common stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted towards the presence of a quorum but will not be considered present and voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors apart from being counted as present for quorum purposes. Proxies submitted pursuant to this solicitation will be voted “FOR” the election of each of Messrs. Clark, Mitchell, Thomas S. Ricketts and Tomczyk as Class I directors and Mr. Moglia as a Class III director, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF W. EDMUND CLARK, MARK L. MITCHELL, THOMAS S. RICKETTS AND FREDRIC J. TOMCZYK AS CLASS I DIRECTORS AND JOSEPH H. MOGLIA AS A CLASS III DIRECTOR.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

					Class and
					Year in
			Director		Which
Name	Age	Principal Occupation	Since		Term Expires

W. Edmund Clark	61	President and Chief Executive Officer, TD Bank Financial Group; Vice Chairman of the Company	2006		Class I 2012
Mark L. Mitchell	48	Principal, CNH Partners, LLC	1996	*	Class I 2012
Joseph H. Moglia	59	Chairman of the Company	2006		Class III 2011
Thomas S. Ricketts	43	Chairman and Chief Executive Officer, Incapital LLC	2002		Class I 2012
Fredric J. Tomczyk	53	President and Chief Executive Officer of the Company	2008	†	Class I 2012

*	Mr. Mitchell previously served on the Company’s board of directors from December 1996 to January 2006 and was reelected in November 2006.

†	Mr. Tomczyk previously served on the Company’s board of directors from January 2006 to June 2007 and was reelected in October 2008 when he became the chief executive officer of the Company.

W. Edmund Clark is president and chief executive officer of TD Bank Financial Group. Mr. Clark has served in this position since December 2002. From July 2000 until his current appointment, Mr. Clark served as president and chief operating officer of TD Bank Financial Group. Prior to joining TD, Mr. Clark was president and chief executive officer of Canada Trust Financial Services. Mr. Clark is a director of The Toronto-Dominion Bank, TD Banknorth, Inc. and TD Banknorth, N.A. Mr. Clark graduated from the University of Toronto with a Bachelor of Arts degree. He earned his Master’s degree and Doctorate in Economics from Harvard University.

Mark L. Mitchell served as a director of the Company from December 1996 until January 2006 and served as a member of the Company’s board of advisors in 1993. He was reelected as a director in November 2006. Mr. Mitchell is a principal at CNH Partners, LLC, an investment management firm, which he co-founded in 2001. He was a finance professor at Harvard University from 1999 to 2003 and was a finance professor at the University of Chicago from 1990 to 1999. Mr. Mitchell was a senior financial economist for the Securities and Exchange Commission from 1987 to 1990. He was a member of the Nasdaq quality of markets committee from 2003 to 2005. He was a member of the economic advisory board of NASD from 1995 to 1998. Mr. Mitchell received a Ph.D. in Applied Economics and an M.A. in Economics from Clemson University and received a B.B.A. (summa cum laude) in Economics from the University of Louisiana at Monroe.

Joseph H. Moglia was elected chairman of the Company’s board of directors effective October 1, 2008. From March 2001 through September 2008 he served as the Company’s chief executive officer. Mr. Moglia joined the Company from Merrill Lynch, where he served as senior vice president and head of the investment performance and product group for Merrill’s private client division. He oversaw all investment products, as well as the firm’s insurance and 401(k) businesses. Mr. Moglia joined Merrill Lynch in 1984 and, by 1988, was the company’s top institutional sales person. In 1992 he became head of global fixed income institutional sales and in 1995 ran the firm’s municipal division before moving to its private client division in 1997. Prior to entering the financial services industry, Mr. Moglia was the defensive coordinator for Dartmouth College’s football team. He coached various teams for 16 years, authored a book on football and wrote 11 articles that were published in national coaching journals. Mr. Moglia serves on the boards of directors of AXA Financial, Inc. and of its subsidiaries, The Equitable Life Assurance Society of the U.S, MONY Life Insurance Company and MONY Life Insurance Company of America. Mr. Moglia also serves on the board of trustees of STRATCOM Consultation Committee and is a director for Creighton University and for the National Italian American Foundation. Mr. Moglia received an M.S. in Economics from the University of Delaware and a B.A. in Economics from Fordham University.

Thomas S. Ricketts is the chairman and chief executive officer of Incapital LLC, a company he co-founded in 1999. Incapital is a technologically-oriented investment bank focused exclusively on the underwriting and distribution of fixed income products to individual investors. Incapital underwrites for several major U.S. corporations through its InterNotesSM product platform. From 1996 to 1999, Mr. Ricketts was a vice president and an investment banker for the brokerage division of ABN AMRO. From 1995 to 1996, he was a vice president at Mesirow Financial. From 1988 to 1994, Mr. Ricketts was a market maker on the Chicago Board Options Exchange. Mr. Ricketts holds an M.B.A. and a B.A. from the University of Chicago. Thomas S. Ricketts is the son of J. Joe Ricketts and the brother of J. Peter Ricketts, each of whom serves as a director of the Company.

Fredric J. Tomczyk is president and chief executive officer of the Company. Mr. Tomczyk has served in this position since October 2008. From July 2007 until his current appointment, he served as the Company’s chief operating officer and was responsible for all operations, technology, retail sales functions and the registered investment advisor channel. He served on the Company’s board of directors from January 2006 until June 2007. From May 2002 until joining the Company, he served as the vice chair of corporate operations for TD Bank Financial Group. From March 2001 until May 2002, Mr. Tomczyk served as executive vice president of retail distribution for TD Canada Trust and from September 2000 until March 2001 served as executive vice president and later as president and chief executive officer of wealth management for TD Canada Trust. Prior to joining TD Canada Trust, he was president and chief executive officer of London Life. Mr. Tomczyk serves on Cornell University’s undergraduate business program advisory council. Mr. Tomczyk graduated from Cornell University with a Bachelor of Science, Applied Economics & Business Management. He subsequently obtained his Chartered Accountant designation. In 2006, he was elected as a Fellow of the Institute of Chartered Accountants of Ontario.

Directors Not Standing For Election

					Class and
					Year in
			Director		Which
Name	Age	Principal Occupation	Since		Term Expires

J. Joe Ricketts	67	Founder of the Company	1981		Class III 2011
Marshall A. Cohen	73	Counsel, Cassels Brock & Blackwell LLP	2006		Class II 2010
Dan W. Cook III	73	Senior Advisor, MHT Partners, L.P.	2005		Class III 2011
William H. Hatanaka	54	Chairman and Chief Executive Officer of TD Waterhouse Canada, Inc.	2006		Class II 2010
Wilbur J. Prezzano	68	Director, The Toronto-Dominion Bank	2006		Class III 2011
J. Peter Ricketts	44	Founder of Drakon LLC	2007	†	Class II 2010
Allan R. Tessler	72	Chairman and Chief Executive Officer of International Financial Group, Inc.	2006		Class II 2010

†	Mr. J. Peter Ricketts previously served on the Company’s board of directors from October 1999 to May 2006 and was reelected in October 2007.

J. Joe Ricketts served as chairman of the Company’s board of directors until September 2008. He also held the position of chief executive officer from 1981 through February 2001, except for the period from March 1999 to May 2000, during which he was co-chief executive officer, and the period from May 2000 to August 2000, during which he did not hold the position of chief executive officer. In 1975, Mr. Ricketts became associated with the Company and began serving as a director and officer. By 1981, he acquired majority control of the Company. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co. and a branch manager with The Dun & Bradstreet Corporation, a financial information firm. Mr. Ricketts is a former director of Securities Industry Association (SIA). He served as a member of the district committee for District 4 of the NASD from 1996 to 1999. Mr. Ricketts serves on the board of directors of the American Enterprise Institute. Mr. Ricketts received a B.A. in Economics from Creighton University. Mr. Ricketts is the father of J. Peter Ricketts and Thomas S. Ricketts, each of whom serves as a director of the Company.

Marshall A. Cohen is counsel to Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined in 1996. Prior to joining that firm, Mr. Cohen served as president and chief executive officer of The Molson Companies Limited from 1988 to 1996. Mr. Cohen is a director of Barrick Gold Corporation and TriMas Corporation. He also serves as chair of the board of governors of York University. Mr. Cohen holds a Bachelors degree from the University of Toronto, a law degree from Osgoode Hall Law School and a Masters Degree in Law from York University.

Dan W. Cook III has been a senior advisor to MHT Partners, L.P., an investment banking firm, since 2001. Mr. Cook is a retired partner of Goldman Sachs & Co., a leading global investment banking firm. Mr. Cook was a general partner with Goldman Sachs from 1977 to 1992 and served as a senior director from 1992 to 2000. He serves on the executive board of the Edwin L. Cox School of Business at Southern Methodist University. Mr. Cook also serves as trustee or director of several charitable organizations. Mr. Cook received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

William H. Hatanaka is chairman and chief executive officer of TD Waterhouse Canada, Inc. and group head, wealth management for TD Bank Financial Group. He has over 29 years experience in the financial services industry. Prior to joining TD in 2003, Mr. Hatanaka was a senior executive of the wealth management arm of the Royal Bank of Canada from 1996 to 2001, most recently serving as chief operating officer. He has also held senior executive positions at brokerage firms RBC Dominion Securities, Richardson Greenshields Ltd. and Midland Walwyn Capital. Prior to his career in the financial services industry, Mr. Hatanaka played professional football in the Canadian Football League and was a member of the 1976 Ottawa Rough Riders Grey Cup Championship team. Mr. Hatanaka is the former chairman of the board for the Investment Industry Association of Canada and is a member of the board of directors for the York University Foundation, currently co-chairing the University Capital Campaign. He is also chairman of the diversity leadership council for TD Bank Financial Group. He holds a B.A. with Honours in Sociology and Economics from York University and has completed the Advanced Management Program at the Harvard Business School.

Wilbur J. Prezzano was employed with Eastman Kodak Company for over 30 years and served in various positions during that time, including as vice chairman of Eastman Kodak Company and chairman and president of Kodak’s greater China region, the positions that he held at the time of his retirement in 1996. Mr. Prezzano received a Bachelor’s degree and Masters in Business Administration from the University of Pennsylvania. Mr. Prezzano serves as a director of The Toronto-Dominion Bank, EnPro Industries, Inc., Lance, Inc. and Roper Industries, Inc.

J. Peter Ricketts is the founder of Drakon, LLC, an asset management company in Omaha, Nebraska. Mr. Ricketts previously served as a director of the Company from October 1999 to May 2006 before he resigned to campaign for election to the United States Senate for the State of Nebraska. From 1993 to 2005, Mr. Ricketts served in various leadership positions with the Company, including executive vice president and chief operating officer, corporate secretary, president of the private client division, senior vice president of strategy and business development, senior vice president of product development and senior vice president of marketing. Mr. Ricketts is the chairman of the Omaha board of Children’s Scholarship Fund. He is also a director and president of the Platte Institute for Economic Research, Inc. and an advisory board member for the Alumni Capital Network, a private equity firm based in New York. He serves on the global advisory board for the University of Chicago Graduate School of Business and as a member of the board of trustees for the American Enterprise Institute. Mr. Ricketts received an M.B.A. in marketing and finance and a B.A. in biology from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts and the brother of Thomas S. Ricketts, each of whom serves as a director of the Company.

Allan R. Tessler has been chairman of the board and chief executive officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He is also chairman of the board of Epoch Investment Partners, Inc., formerly J Net Enterprises. He has previously served as chief executive officer of J Net Enterprises, co-chief executive officer of Data Broadcasting Corporation, now known as Interactive Data Corporation, chairman of Enhance Financial Services Group, Inc. and chairman and principal shareholder of Great Dane Holdings. Mr. Tessler is the lead director and chair of the finance committee of Limited Brands, Inc. Mr. Tessler also serves as a director of EnerCrest. He serves as chairman of the board of trustees of the Hudson Institute and is a member of the board of governors of the Boys & Girls Clubs of America. Mr. Tessler holds a B.A. from Cornell University and a L.L.B. from Cornell University Law School.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position

Joseph H. Moglia	59	Chairman
Fredric J. Tomczyk	53	President and Chief Executive Officer
Michael D. Chochon	40	Managing Director of Finance, Treasurer
Laurine M. Garrity	47	Senior Vice President, Chief Marketing Officer
William J. Gerber	50	Executive Vice President, Chief Financial Officer
David M. Kelley	48	Executive Vice President, Chief Operating Officer
Ellen L.S. Koplow	49	Executive Vice President, General Counsel and Secretary

See “Nominees to the Board of Directors” for information regarding the business experience of Joseph H. Moglia and Fredric J. Tomczyk.

Michael D. Chochon has served as our managing director of finance since October 2006 and treasurer since November 2005. He is responsible for treasury, strategic sourcing and procurement, financial systems and corporate risk as well as external banking and rating agency relations for the Company. Mr. Chochon served as assistant treasurer upon joining the Company in 2003 until his appointment as treasurer. He has 18 years experience in treasury, tax and accounting, including nine years in the financial services industry. From 1999 until joining the Company, he worked in the treasury department and served as division chief financial officer for E*Trade Group. Mr. Chochon also served in corporate tax and treasury positions at Ernst & Young, Oracle Corporation and Iomega. He graduated from the University of Nebraska-Lincoln with a B.B.A. in Accounting.

Laurine M. Garrity was appointed chief marketing officer in December 2005. In this role, she oversees the Company’s marketing strategy including television, print and online advertising, brand management, client marketing and database management and acquisition. Previously, Ms. Garrity led the Company’s marketing program development group. Ms. Garrity has over 23 years of marketing experience, including 16 years in the financial services industry. Ms. Garrity served as executive vice president in the marketing division of the Dreyfus Corporation in New York from 2002 until joining the Company, senior vice president and director of marketing at Founders Asset Management LLC in Denver from 1995 through 2001 and as a marketing manager with INVESCO Funds Group in Denver. Prior to entering the financial services industry, she held media planning and account management positions at leading advertising agencies in Denver and New York. Ms. Garrity is a graduate of Barnard College, Columbia University in New York.

William J. Gerber was appointed chief financial officer in October 2006. In this role, he oversees investor relations, finance and treasury operations, including accounting, business planning and forecasting, external and internal reporting, tax, procurement and risk management. He also oversees business development and corporate communications. From March 2000 until October 2006, he served as the Company’s managing director of finance, during which time he played a major role in evaluating merger and acquisition opportunities for the Company, including TD Waterhouse, Datek and NDB. Prior to joining the Company, he served as vice president of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PricewaterhouseCoopers, serving as an audit manager primarily focusing on public company clients. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan.

David M. Kelley was appointed chief operating officer effective October 1, 2008. In this role, he oversees all operations, technology and strategic project management initiatives, including back-office support for the Company’s retail client service, institutional and clearing business units. From October 2007 until his current appointment, he served as the Company’s chief information officer. Mr. Kelley joined the Company in June 2006 as senior vice president of the retail investor group. From January 2005 to June 2006, Mr. Kelley was an executive consultant. Prior to January 2005, Mr. Kelley spent 19 years at Merrill Lynch, serving in a number of senior executive positions of increasing responsibility in finance and technology, most recently as chief technology officer, corporate divisions from July 2002 to January 2005. Mr. Kelley received his M.B.A. from Rider University, where he also received his B.S. in Commerce. Mr. Kelley is also a CPA in the State of New Jersey.

Ellen L.S. Koplow has served as general counsel since June 2001 and was named secretary in November 2005. She manages the Company’s legal and compliance departments and administers corporate audit. She joined the Company in May 1999 as deputy general counsel and was named acting general counsel in November 2000. Prior to joining the Company, Ms. Koplow was managing principal of the Columbia, Maryland office of Miles & Stockbridge P.C. Ms. Koplow graduated cum laude from the University of Baltimore Law School in 1983 where she was a member of the Heuisler Honor Society, a Scribes Award winner and a Comments Editor for the Law Review. Ms. Koplow also holds a B.A. in Government and Politics from the University of Maryland.

Board Meetings and Committees

The board of directors conducts its business through meetings of the board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended September 30, 2008, the board of directors held 10 meetings. During fiscal year 2008, each director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of the committees of the board of directors on which he served. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage directors to attend. Eleven of the 12 directors attended the 2008 Annual Meeting of Stockholders.

The board of directors has established six standing committees: Audit, H.R. and Compensation, Corporate Governance, Outside Independent Directors, Non-TD Directors and Mergers & Acquisitions.

Audit Committee.  The functions performed by the Audit Committee are described in the Audit Committee charter and include (i) overseeing the Company’s internal accounting and operational controls, including assessment of strategic, financial, operational and compliance risk management, (ii) selecting the Company’s independent registered public accounting firm and Managing Director of Corporate Audit and assessing their performance on an ongoing basis, (iii) reviewing the Company’s financial statements and audit findings and overseeing the financial and regulatory reporting processes, (iv) performing other oversight functions as requested by the board of directors and (v) reporting activities performed to the board of directors. The Audit Committee charter was adopted by unanimous written consent of the board of directors on September 5, 2002 and subsequently was adopted by the Audit Committee at the October 3, 2002 Audit Committee meeting. A revision to the charter was approved by the Audit Committee on May 14, 2008 and subsequently was approved by the board of directors on May 14, 2008. The charter has been reviewed and reaffirmed by the Audit Committee annually, with the most recent review and approval at the November 14, 2008 Audit Committee meeting. The Audit Committee charter is available on the Company’s Web site at www.amtd.com under the governance section and is attached to this proxy statement as Appendix A. The Audit Committee is currently composed of Messrs. Cohen, Prezzano and Tessler. Mr. Cohen serves as the Audit Committee’s chairman. All current Audit Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the committee. The board of directors has designated Mr. Tessler as an audit committee financial expert as defined by the Securities Exchange Commission (“SEC”). The Company’s Audit Committee met 14 times during fiscal year 2008. The Report of the Audit Committee for the fiscal year ended September 30, 2008 appears under PROPOSAL NO. 2 — “RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

H.R. and Compensation Committee.  The H.R. and Compensation Committee (referred to in this proxy statement as the compensation committee) reviews and approves broad compensation philosophy and policy and executive salary levels, bonus payments and equity awards pursuant to the Company’s management incentive plans. The compensation committee also reviews the Compensation Discussion and Analysis, discusses it with management and makes a recommendation as to whether it should be included in each proxy statement. The compensation committee is currently composed of Messrs. Clark, Cook and Mitchell. Mr. Clark serves as the compensation committee’s chairman. The compensation committee charter is available on the Company’s Web site at www.amtd.com under the governance section. The compensation committee met nine times during fiscal year 2008. The Compensation Committee Report appears under “EXECUTIVE COMPENSATION AND RELATED INFORMATION.”

Corporate Governance Committee.  The purpose of the Corporate Governance Committee is to ensure that the Company has and follows appropriate governance standards. To carry out this purpose, the committee develops and recommends to the board of directors corporate governance principles and leads and oversees the annual evaluation of the board of directors and its committees. The Corporate Governance Committee is currently composed of Messrs. Clark, Cohen, Cook, J. Joe Ricketts and Tessler. Mr. Tessler serves as the Corporate Governance Committee’s chairman. The Company’s Corporate Governance Committee met four times during fiscal year 2008. The Corporate Governance Committee charter is available on the Company’s Web site at www.amtd.com under the governance section.

Outside Independent Directors (“OID”) Committee.  The OID Committee’s purpose is to assist the board of directors in fulfilling the board’s oversight responsibilities by (i) identifying individuals qualified to serve on the board, (ii) reviewing the qualifications of the members of the board and recommending nominees to fill board vacancies and (iii) recommending a slate of nominees for election or reelection as directors by the Company’s stockholders at the Annual Meeting to fill the seats of outside independent directors whose terms are expiring. The OID Committee reviews and approves (or ratifies) any related person transaction that is required to be disclosed by the Company. The OID Committee is also responsible for approving transfers of voting securities by TD and the Ricketts holders not otherwise permitted by the Stockholders Agreement, approving qualifying transactions (as defined in the Stockholders Agreement) and determining the fair market value (or selecting an independent investment banking firm to determine the fair market value) of certain property in connection with the stock purchase and transfer rights of TD and the Ricketts holders set forth in the Stockholders Agreement. The members of the OID Committee are Messrs. Cook, Mitchell and Tessler. Mr. Cook serves as the OID Committee’s chairman. All current OID Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. In accordance with the Stockholders Agreement, the OID Committee will not include any director designated by TD or the Ricketts holders. The Company’s OID Committee met four times during fiscal year 2008.

Written communications submitted by stockholders pursuant to the Company’s Stockholder Communications Policy recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee for consideration. The OID Committee will consider director candidates who have been identified by other directors or the Company’s stockholders, but it has no obligation to recommend such candidates for nomination, except as may be required by contractual obligation of the Company. Stockholders who submit director recommendations must include the following: (i) a detailed resume outlining the candidate’s knowledge, skills and experience, (ii) a one-page summary of the candidate’s attributes, including a statement as to why the candidate is an excellent choice for the board, (iii) a detailed resume of the stockholder submitting the director recommendation and (iv) the number of shares held by the stockholder, including the dates such shares were acquired.

The OID Committee charter establishes the following guidelines for identifying and evaluating candidates for selection to the board of directors:

1. Decisions for recommending candidates for nomination are based on merit, qualifications, performance, character and integrity and the Company’s business needs and will comply with the Company’s anti-discrimination policies and federal, state and local laws.

2. The composition of the entire board will be taken into account when evaluating individual directors, including: the diversity, depth and breadth of knowledge, skills, experience and background represented on the board; the need for financial, business, financial industry, public company and other experience and expertise on the board and its committees; and the need to have directors work cooperatively to further the interests of the Company and its stockholders.

3. Candidates will be free of conflicts of interest that would interfere with their ability to discharge their duties as a director.

4. Candidates will be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and stockholders as a whole.

5. Any other criteria as the OID Committee may determine.

Notwithstanding any provision to the contrary in the OID Committee charter, when the Company is legally required by contractual obligation to provide third parties with the ability to nominate directors (including pursuant to the Stockholders Agreement discussed below under the heading “Stockholders Agreement”) the selection and nomination of such directors is not subject to the committee’s review and recommendation process. The OID Committee charter is available on the Company’s Web site at www.amtd.com under the governance section.

Non-TD Directors Committee.  The Non-TD Directors Committee is composed of all of the directors not designated by TD. The purpose of this committee is to make determinations relating to any acquisition by the Company of a competing business held by TD. The Non-TD Directors Committee is currently composed of Messrs. Cook, Mitchell, Moglia, J. Joe Ricketts, J. Peter Ricketts, Thomas S. Ricketts, Tessler and Tomczyk. The Non-TD Directors Committee did not meet during fiscal year 2008.

Mergers & Acquisitions Committee.  The Mergers & Acquisitions Committee’s purpose is to investigate, evaluate, analyze, discuss and make reports and recommendations to the board of directors regarding acquisitions, mergers and strategic investments. The Mergers & Acquisitions Committee is composed of the outside independent directors, who currently are Messrs. Cook, Mitchell and Tessler. Mr. Mitchell serves as the Mergers & Acquisitions Committee’s chairman. The Mergers & Acquisitions Committee met 19 times during fiscal year 2008.

Code of Ethics

The Company has a code of business conduct and ethics that applies to all employees and the board of directors. A copy of this code is publicly available as Exhibit 14 of the Company’s quarterly report on Form 10-Q filed with the SEC on May 6, 2004.

Stockholder Communications Policy

Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary
TD AMERITRADE Holding Corporation
6940 Columbia Gateway Drive
Columbia, Maryland 21046

A stockholder must include his, her or its name and address in any such written communication and indicate whether he, she or it is a Company stockholder.

The corporate secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee. The corporate secretary will not forward non-substantive communications or communications that pertain to personal grievances to directors, but will instead forward them to the appropriate department within the Company for resolution. The corporate secretary will retain a copy of such communications for review by any director upon his or her request.

Communications from a Company employee or agent will be considered stockholder communications under this policy if made solely in his or her capacity as a stockholder. No communications from a Company director or officer will be considered stockholder communications under this policy. In addition, proposals submitted by stockholders for inclusion in the Company’s annual proxy statement, and proposals submitted by stockholders for presentation at the Company’s annual stockholders meeting, will not be considered stockholder communications under this policy. Written communications submitted by stockholders recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon the Company’s review of forms filed by directors, officers and certain beneficial owners of the Company’s common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), the Company has not identified any late filings by the Section 16(a) Reporting Persons.

Stock Ownership of Certain Beneficial Owners and Management

As of the Record Date, there were 590,507,104 shares of common stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s common stock by each of the current executive officers named in the Summary Compensation Table, by directors and nominees, by each person believed by the Company to beneficially own more than 5% of the Company’s common stock, by all current executive officers and directors of the Company as a group and by certain other Company stockholders. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. Restricted stock units held by our directors and officers do not have voting rights until the units vest and the underlying shares are distributed. Deferred stock units held by our directors do not have voting rights until the underlying shares are distributed to the holder pursuant to his or her deferral election. The business address of each of the Company’s directors and executive officers is: TD AMERITRADE Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127.

	Number of	Percent of
	Shares of	Shares of
	Common	Common
Name	Stock	Stock

Directors and Executive Officers
J. Joe Ricketts,(1) Founder, Director	96,309,896	16.2%
Joseph H. Moglia,(2) Chairman	8,821,893	1.5%
Fredric J. Tomczyk,(3) President and Chief Executive Officer, Director	636,043	*
William J. Gerber,(4) Executive Vice President, Chief Financial Officer	202,712	*
David M. Kelley,(5) Executive Vice President, Chief Operating Officer	152,135	*
W. Edmund Clark, Director	6,000	*
Marshall A. Cohen,(6) Director	35,609	*
Dan W. Cook III,(7) Director	32,270	*
William H. Hatanaka, Director	—	*
Mark L. Mitchell,(8) Director	31,710	*
Wilbur J. Prezzano,(9) Director	30,877	*
J. Peter Ricketts,(10) Director	2,092,980	*
Thomas S. Ricketts,(11) Director	1,863,977	*
Allan R. Tessler,(12) Director	30,457	*
All Directors and Executive Officers as a group(13) (17 persons)	109,240,606	18.1%
Other Stockholders
The Toronto-Dominion Bank(14)	237,719,287	40.3%
Toronto-Dominion Centre
P.O. Box 1
Toronto, Ontario, Canada M5K 1A2
Ricketts Grandchildren Trust(15)	19,008,000	3.2%
Marlene M. Ricketts 1994 Dynasty Trust(16)	8,186,112	1.4%
J. Joe Ricketts 1996 Dynasty Trust(16)	8,186,688	1.4%

*	Less than 1% of the issued and outstanding shares.

(1)	Shares of common stock beneficially owned by Mr. J. Joe Ricketts consist of 27,402,606 shares held by him individually; 30,500,000 shares held by him individually and pledged as collateral; 35,161,524 shares held by Marlene M. Ricketts, his spouse, individually; 332,352 shares held in the J. Joe Ricketts IRA; 332,352 shares held in the Marlene M. Ricketts IRA; 7,720 shares held in Mr. J. Joe Ricketts’ 401(k) account; 2,442,385 shares issuable upon the exercise of options exercisable within 60 days; and 130,957 restricted stock units.

(2)	Consists of 6,683 shares held in Mr. Moglia’s 401(k) account; 8,527,000 shares issuable upon the exercise of options exercisable within 60 days; and 288,210 restricted stock units.

(3)	Consists of 56,200 shares held by Mr. Tomczyk individually; 268,385 restricted stock units; and 311,458 performance restricted stock units for which the performance criteria has been fully met.

(4)	Consists of 501 shares held by Mr. Gerber individually; 16,453 shares held in Mr. Gerber’s 401(k) account; 142,939 shares issuable upon the exercise of options exercisable within 60 days; and 42,819 restricted stock units.

(5)	Consists of 152,135 restricted stock units for Mr. Kelley.

(6)	Consists of 12,136 restricted stock units and 23,473 stock units held in a deferred compensation account for Mr. Cohen.

(7)	Consists of 2,485 shares held by Mr. Cook individually; 11,460 restricted stock units; 12,971 shares issuable upon the exercise of options exercisable within 60 days; and 5,354 stock units held in a deferred compensation account for Mr. Cook.

(8)	Consists of 22,330 shares held by Mr. Mitchell individually and 9,380 restricted stock units.

(9)	Consists of 12,136 restricted stock units and 18,741 stock units held in a deferred compensation account for Mr. Prezzano.

(10)	Consists of 103,602 shares held by Mr. J. Peter Ricketts individually; 300,000 shares held by Mr. Ricketts jointly with his spouse; 19,950 shares held in trusts for the benefit of Mr. Ricketts’ children; 28,900 shares in the Ricketts/Shore 2003 Gift Trust; 70,065 shares held by Mr. Ricketts individually in an IRA account; 4,851 restricted stock units; 240,788 shares held in annuity trusts for the benefit of Mr. Ricketts; and 1,324,824 shares in the Marlene M. Ricketts 2004-2 Qualified Annuity Trust, for which Mr. Ricketts is co-trustee and his mother is a grantor and a beneficiary.

(11)	Consists of 453,264 shares held by Mr. Thomas S. Ricketts jointly with his spouse; 21,887 stock units held in a deferred compensation account for Mr. Ricketts; 25,942 shares issuable upon the exercise of options exercisable within 60 days; 11,460 restricted stock units; 26,600 shares held in trusts for the benefit of Mr. Ricketts’ children; and 1,324,824 shares in the Marlene M. Ricketts 2004-2 Qualified Annuity Trust, for which Mr. Ricketts is co-trustee and his mother is a grantor and a beneficiary.

(12)	Consists of 11,077 shares held by Mr. Tessler individually; 9,380 restricted stock units; and 10,000 shares held by International Financial Group, Inc. Mr. Tessler is chairman, chief executive officer and sole shareholder of International Financial Group, Inc.

(13)	Includes 11,376,162 shares issuable upon the exercise of options exercisable within 60 days.

(14)	Based on a Form 4 filed on June 18, 2007 by The Toronto-Dominion Bank. The reported shares are owned directly by TD’s wholly-owned subsidiaries, TD Discount Brokerage Holdings LLC (193,300,000 shares) and TD Discount Brokerage Acquisition LLC (44,419,287 shares). Pursuant to the stockholders agreement entered into in connection with the Company’s acquisition of TD Waterhouse, TD is not permitted to own more than 39.9% of the voting securities of the Company. Therefore, TD’s voting power is limited to 235,612,334 shares as of the Record Date.

(15)	The trustee of the Ricketts Grandchildren Trust is David Larson, Esq., 155 E. Pearl St., Suite 200, P.O. Box 4099, Jackson, Wyoming, 83001.

(16)	The trustees of the Marlene M. Ricketts 1994 Dynasty Trust and the J. Joe Ricketts 1996 Dynasty Trust are the children of J. Joe Ricketts and Marlene M. Ricketts.

Stockholders Agreement

Concurrently with entering into the share purchase agreement related to the Company’s acquisition of TD Waterhouse, the Company, the Ricketts holders and TD entered into the Stockholders Agreement. The Stockholders Agreement contains certain governance arrangements and various provisions relating to board composition, stock ownership, transfers by TD and the Ricketts holders, voting and other matters.

Governance of TD AMERITRADE.  The Stockholders Agreement provides that the board of directors of the Company consists of twelve members, five of whom may be designated by TD, three of whom may be designated by the Ricketts holders, one of whom is the chief executive officer of the Company and three of whom are outside independent directors. In connection with the election of Joseph H. Moglia as chairman of the board of directors and Fredric J. Tomczyk as chief executive officer, effective October 1, 2008, TD waived its right to designate one of its directors so long as Mr. Moglia serves as chairman of the board. The outside independent directors are nominated by the OID Committee and subject to the consent of TD and the Ricketts holders. The number of directors designated by TD and the Ricketts holders depends on their maintenance of specified ownership thresholds of common stock and may increase or decrease from time to time based on those ownership thresholds, but will never exceed five (in the case of TD) or three (in the case of the Ricketts holders). The Company’s board of directors is classified into three classes, with each class serving staggered three-year terms. Subject to applicable laws and certain conditions and exceptions, the Company has caused and will continue to cause each committee of its board of directors to consist of two of the directors designated by TD, one of the directors designated by the Ricketts holders and two of the outside independent directors. These levels of committee representation are subject to adjustment from time to time based on TD’s and the Ricketts holders’ maintenance of specified ownership thresholds. The parties to the Stockholders Agreement each agreed to vote their shares of common stock in favor of, and the Company agreed that it would solicit votes in favor of, each director nominated for election in the manner provided for in the Stockholders Agreement.

Share Ownership.  The Stockholders Agreement provides that TD may acquire shares of Company common stock only up to an aggregate beneficial ownership interest of 39.9% of the outstanding voting securities of the Company for the three-year period ending January 24, 2009, and thereafter up to an aggregate beneficial ownership of 45% for the remaining term of the Stockholders Agreement. The Stockholders Agreement also provides that TD will not, subject to certain exceptions, solicit proxies with respect to common stock. Notwithstanding the limitations on TD’s ownership described above, the Stockholders Agreement permits TD to make a non-public proposal to the board of directors to acquire additional shares pursuant to a tender offer or merger for 100% of the outstanding voting securities of the Company and to complete such a transaction, subject to the approval of independent directors and holders of a majority of the outstanding shares of common stock not affiliated with TD. Under the Stockholders Agreement, the Ricketts holders may acquire additional shares of common stock only up to an aggregate ownership interest of 29% of the outstanding common stock.

Right to Purchase Securities.  TD and the Ricketts holders have the right to purchase up to their respective proportionate share of future issuances of common stock, other than in connection with the Company stock issued as consideration in an acquisition by the Company. If the Company proposes to issue shares as consideration in an acquisition, the Company will discuss in good faith with TD and the Ricketts holders alternative structures in which a portion of such shares would be sold to TD or the Ricketts holders, with the proceeds of such sale used to fund the acquisition.

The Stockholders Agreement further provides that if the Company engages in discussions with a third party that could result in the acquisition by such party of 25% of the voting securities or consolidated assets of the Company, the Company must offer TD the opportunity to participate in parallel discussions with the Company regarding a comparable transaction.

Transfer Restrictions.  The Stockholders Agreement generally prohibits TD and the Ricketts holders from transferring shares of common stock, absent approval of the independent directors, to any holder of 5% or more of the outstanding shares of the Company, subject to certain exceptions. As long as TD and the Company constitute the same audit client, TD may not engage the auditor of the Company, and the Company will not engage the auditors of TD, to provide any non-audit services.

Information Rights.  Subject to confidentiality and nondisclosure obligations and as long as it owns at least 15% of the outstanding shares of common stock, TD is entitled to access to information regarding the Company’s business, operations and plans as it may reasonably require to appropriately manage and evaluate its investment in the Company and to comply with its obligations under U.S. and Canadian laws.

Obligation to Repurchase Shares.  If the Company issues shares of its common stock pursuant to any compensation or similar program or arrangement, then the Company will, subject to certain exceptions, use its reasonable efforts to repurchase a corresponding number of shares of its common stock in the open market within 120 days after any such issuance.

Non-Competition Covenants.  Subject to specified exceptions, the Stockholders Agreement generally provides that neither TD nor J. Joe Ricketts (so long as he is a director of the Company) or their respective affiliates may participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. (or, solely in the case of Mr. Ricketts and his affiliates, in Canada) to retail traders, individual investors and registered investment advisors. If TD acquires indirectly a competing business as a result of its acquisition of a non-competing business, TD must offer to sell the competing business to the Company at its appraised fair value determined in accordance with the terms of the Stockholders Agreement. If the Company decides not to purchase the competing business, TD must use commercially reasonable efforts to divest the competing business within two years. Mr. Ricketts, TD and their affiliates are permitted under the terms of the Stockholders Agreement to own a passive investment representing less than 2% of a class of equity securities of a competing business so long as the class of equity securities is traded on a national securities exchange in the U.S. or the Toronto Stock Exchange. TD also is permitted to engage in certain activities in the ordinary course of its banking and securities businesses. In addition, the Company has agreed that it will not hold or acquire control of a bank or similar depository institution except (i) incidentally in connection with the acquisition of an entity not more than 75% of whose revenues are generated by commercial banks or (ii) in the event that TD does not hold control of any bank or similar depository institution that is able to offer money market deposit accounts to clients of the Company as a designated sweep vehicle, or TD has indicated that it is not willing to offer such accounts to clients of the Company through a bank or similar depository institution it controls.

Termination of the Stockholders Agreement.  The Stockholders Agreement will terminate (i) with respect to the Ricketts holders, when their aggregate ownership of common stock falls below approximately 4%, and (ii) upon the earliest to occur of (a) the consummation of a merger or tender offer where TD acquires 100% of the common stock, (b) the tenth anniversary of the consummation of the acquisition of TD Waterhouse, (c) the date on which TD’s ownership of common stock falls below approximately 4% of the outstanding voting securities of the Company, (d) the commencement by a third party of a tender offer or exchange offer for not less than 25% of common stock, unless the board recommends against the offer and continues to take steps to oppose the offer, (e) the approval by the board of a business combination that would result in another party owning more than 25% of the voting securities or consolidated assets of the Company or which would otherwise result in a change of control of the Company, or (f) the acquisition of more than 20% of the voting securities of the Company by a third party. For a period of up to one year following a termination under (ii)(d), (ii)(e) or (ii)(f) above, TD and the Ricketts holders will be prohibited from acquiring shares of common stock that would cause, in the case of TD, its aggregate ownership to exceed 45% (39.9% in the first three years following the completion of the acquisition of TD Waterhouse) or, in the case of the Ricketts holders, 29%, except pursuant to a tender offer or merger for 100% of the outstanding shares of common stock approved by the holders of a majority of the Company’s outstanding shares of common stock (other than the Ricketts holders and TD). In addition, during that one-year period, the provisions of the Stockholders Agreement relating to the designation of directors and certain other provisions will remain in effect.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction and Overview

The compensation arrangements with our senior executives are designed to implement the Company’s pay-for-performance philosophy by making a significant portion of total compensation based on the performance of the Company.

Changes in Management

Effective October 1, 2008, upon the conclusion of the employment term specified in his employment agreement, J. Joe Ricketts retired as chairman of the board of directors. The Company’s board of directors elected Joseph H. Moglia as chairman and Fredric J. Tomczyk as president and chief executive officer, effective as of October 1, 2008. On September 4, 2008, David M. Kelley was appointed executive vice president and chief operating officer, effective October 1, 2008.

The Summary Compensation Table and related tables below refer to the principal positions held by Messrs. J. Joe Ricketts, Moglia, Tomczyk and Kelley as of September 30, 2008. Although both T. Christian Armstrong and Bryce B. Engel no longer serve as executive officers of the Company, each of them appear in the Summary Compensation Table and related tables below.

Mr. Armstrong, former executive vice president, client group, announced his retirement from the Company on April 24, 2008, effective March 1, 2009, and he entered into an amendment to his employment agreement at such time. The terms of this amendment, which are taken into account in his data included in the Summary Compensation Table and other tables below, provide for continuation of his base salary until March 1, 2009, payment in cash of his annual incentive compensation for fiscal year 2008, payment in cash of his annual incentive compensation for fiscal year 2009, pro-rated to March 1, 2009 (calculated based on a target of $1.6 million) and continued vesting of his restricted stock units, or RSUs, and his performance restricted stock units, or PRSUs, based on the actual performance of the Company.

On September 4, 2008, Mr. Engel resigned from the position of senior vice president, chief brokerage operations officer and entered into an amendment to his employment agreement and agreed on the terms of a separation and release of claims agreement. This amendment and separation agreement, which are taken into account in his data included in the Summary Compensation Table and other tables below, provided for a total lump sum cash payment of $1,004,167 (which represents $450,000 for 18 months of base salary, $525,000 for 1.5 times the fiscal year 2008 target cash annual incentive and $29,167 for the pro-rata portion of the fiscal 2009 annual cash incentive), continued vesting of 54,823 PRSUs granted in calendar year 2006 based on actual performance and continued vesting of 7,169 RSUs granted in calendar year 2007.

Changes of Employment Terms

All of Mr. Moglia’s compensation for fiscal years 2008 and 2009 will be paid in cash, rather than a combination of cash and equity as originally provided in his employment agreement. This change was made in consideration of Mr. Moglia’s transition from chief executive officer to chairman of the board.

For fiscal 2009, Mr. Gerber’s annual base salary was increased from $300,000 to $350,000 and his annual incentive target increased from $700,000 to $950,000, comprised of 50% cash and 50% equity. He does not have an employment agreement. These changes were made in consideration of Mr. Gerber’s increased responsibilities and an external competitive comparison to the Company’s peer group.

This discussion and the executive compensation tables below are based on the employment agreements of Messrs. Moglia, J. Joe Ricketts, Tomczyk, Armstrong and Engel, as well as the terms of our management incentive plan and long-term incentive plan. We refer you to those agreements and plan documents for the complete terms.

Where you can find more information
Name	Description	SEC Filing
Joseph H. Moglia	Employment Agreement	• Quarterly Report on Form 10-Q filed on August 8, 2008, Exhibit 10.1
	Amendment to Employment Agreement	• Annual Report on Form 10-K filed on November 26, 2008, Exhibit 10.3

J. Joe Ricketts	Employment Agreement	• Quarterly Report on Form 10-Q filed on August 12, 2002, Exhibit 10.1
	Amendment to Employment Agreement	• Annual Report on Form 10-K filed on December 9, 2004, Exhibit 10.11

Fredric J. Tomczyk	Employment Agreement	• Quarterly Report on Form 10-Q filed on August 8, 2008, Exhibit 10.2

T. Christian Armstrong	Employment Agreement	• Current Report on Form 8-K filed on May 25, 2006, Exhibit 10.4
	Amendment to Employment Agreement	• Quarterly Report on Form 10-Q filed on August 8, 2008, Exhibit 10.4

Bryce B. Engel	Employment Agreement	• Quarterly Report on Form 10-Q filed on February 8, 2008, Exhibit 10.1
	Amendment to Employment Agreement	• Annual Report on Form 10-K filed on November 26, 2008, Exhibit 10.13
	Separation and Release of Claims Agreement	• Annual Report on Form 10-K filed on November 26, 2008, Exhibit 10.14

All Executive Officers	1996 Long-Term Incentive Plan	• Appendix B to the Company’s Proxy Statement filed on January 30, 2006
	Management Incentive Plan	• Appendix B to the Company’s Proxy Statement filed on January 24, 2007

We have organized this report as follows:

1.	First, we provide information regarding our compensation committee and its role in setting executive compensation.

2. Next, we discuss the guiding principles underlying senior executive compensation policies and decisions.

3.	We then describe the objectives we seek to achieve with the compensation arrangements of our senior executives.

4.	We discuss the elements of each compensation arrangement, how we determined the amount of each element and how each element fits into the Company’s compensation objectives.

5. We describe stock ownership guidelines.

6. We discuss severance and change of control benefits.

7. We discuss certain tax treatment of senior executive compensation.

8. We conclude by describing compensation-related actions since the end of fiscal year 2008.

1.	The Compensation Committee

The compensation committee establishes and administers the Company’s executive compensation programs. The compensation committee evaluates the performance of the chief executive officer and our chairman and determines their compensation in light of pre-established goals and objectives. The chief executive officer and the compensation committee together assess the performance of the other named executive officers and determine their compensation based on initial recommendations from the chief executive officer. In October 2005, the compensation committee retained Mercer Human Resources Consulting to advise the compensation committee on all executive compensation matters, including the principal financial terms of new employment agreements and the design, level and mix of cash and equity compensation. Mercer and its affiliates also provide consulting services to the Company on its health and welfare plans and provided certain research to the Company in connection with director compensation.

The compensation committee is composed of three non-employee directors of the board. No member of the compensation committee during fiscal year 2008 was an employee of the Company or any of its subsidiaries at the time of his service on the compensation committee. Each member of the compensation committee during fiscal year 2008 qualified as a “non-employee director” under rule 16b-3 under the 1934 Act and as an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”).

The compensation committee has delegated to the chief executive officer the authority to increase the compensation of, and grant equity awards to, any employee whose compensation is less than the tenth highest paid employee participating in the management incentive plan, or MIP, subject in each case to any increase or grant being (i) within the budget previously approved by the compensation committee and (ii) in accordance with the terms of the applicable compensation plan.

The compensation committee delegated to the chief executive officer the authority to grant restricted stock units, or RSUs, following fiscal year 2008 within ranges approved by the compensation committee as described in the preceding paragraph. The RSUs vest on the third anniversary of grant date. Mr. Kelley, who received an award with a value of $500,000, was the only named executive officer to receive an award of discretionary RSUs.

2.	Guiding Principles

The following guiding principles are used by the Company and the compensation committee when evaluating executive compensation policies and decisions:

•	total compensation available to any executive officer should reflect the level of responsibilities and experience and should be informed by comparative market analysis;

•	compensation arrangements should emphasize and reward corporate and individual performance;

•	incentive pay based on achieving performance goals with specific targets and clear measures should comprise a substantial portion of total compensation;

•	equity grants should form a large percentage of incentive pay to aid in retention and align short- and long-term executive interests with those of stockholders;

•	equity grants should be awarded based on the achievement of annual performance targets and then be subject to time-based vesting;

•	the ability of the compensation committee to exercise negative discretion on a case-by-case basis should always be available to ensure that compensation can be adjusted downward when appropriate;

•	stock ownership guidelines should be promoted to align executive interests with the interests of stockholders over the medium- and long-term; and

•	compensation of all named executive officers is reviewed and established by the compensation committee, comprised solely of non-employee directors, with the assistance of an independent compensation consultant that is retained by and reports directly to the compensation committee.

3.	Objectives

The Company and the compensation committee have strived to design the compensation package of each senior executive to:

•	compensate senior executives for success in achieving corporate and individual performance goals;

•	incentivize senior executives through performance-based compensation, which accounts for a substantial portion of total compensation;

•	promote collegiality and avoid competition among the management team and

•	align corporate and individual performance goals.

4.	Elements of Compensation

Targeted Overall Compensation

The Company operates in the highly competitive financial services sector, with a leadership position in retail securities brokerage services. The overall compensation program is designed to be competitive in terms of retention value as compared with the compensation practices of our major competitors and to align the interests of executives with those of stockholders.

A targeted overall compensation level, including salary and incentive compensation — with incentive compensation being composed of annual cash and equity — was established for each executive position and was designed to be payable when annual and long-term performance goals are fully met. These targeted levels were established with assistance from Mercer, based on comparisons to a primary peer group consisting of A.G. Edwards, Inc., The Charles Schwab Corporation, E*TRADE Financial Corporation, Jeffries Group, Inc., Piper Jaffray & Co., and Raymond James Financial, Inc. In establishing the targeted compensation for the CEO, the compensation committee also considered, as a secondary peer group, the compensation levels for the leaders of the brokerage businesses at Merrill Lynch & Co., Inc., Dean Witter and Smith Barney.

Each named executive officer had a base salary and target annual incentive award for fiscal year 2008 as follows:

		Target Annual	Target Equity	Total Target	Targeted Overall
	Base Salary	Cash Incentive	Incentive	Annual Incentive	Compensation
Name	($)	($)	($)	($)	($)
Joseph H. Moglia	1,000,000	9,000,000	—	9,000,000	10,000,000
William J. Gerber	300,000	420,000	280,000	700,000	1,000,000
J. Joe Ricketts	650,000	321,750	653,250	975,000	1,625,000
Fredric J. Tomczyk	500,000	1,100,000	2,000,000	3,100,000	3,600,000
David M. Kelley	300,000	400,000	400,000	800,000	1,100,000
T. Christian Armstrong	400,000	1,600,000	—	1,600,000	2,000,000
Bryce B. Engel	300,000	500,000	—	500,000	800,000

Consistent with the Company’s overall principles, a large percentage of the total compensation package is paid only after satisfying performance objectives. Within the targeted overall compensation package, the amount of total compensation subject to performance-based objectives for fiscal 2008 was:

Performance-
Name	Based

Joseph H. Moglia	90%
William J. Gerber	70%
J. Joe Ricketts	60%
Fredric J. Tomczyk	86%
David M. Kelley	73%
T. Christian Armstrong	80%
Bryce B. Engel	63%

For fiscal 2008, the targeted overall compensation package for Mr. Moglia of $10 million was set in the upper quartile in the primary peer group and below the compensation levels in the secondary peer group, reflecting his long and successful tenure with the Company, his experience in the industry and his expected contributions to the ultimate growth of the Company.

For fiscal 2008, the targeted overall compensation package for Mr. Gerber was set at $1 million, reflecting his overall responsibility, expected contribution and his experience. The increase in his total targeted compensation to $1.3 million for fiscal 2009 was based on his increased responsibilities and an external competitive market review of Mr. Gerber’s total compensation package.

For fiscal year 2008, when he served as COO, the targeted overall compensation package for Mr. Tomczyk was set slightly above the median for similar positions in the primary peer group. The actual targeted compensation level of $3.6 million reflected his extensive experience in the financial services sector, particularly in wealth management, operations management and retail distribution. For fiscal year 2009, when he serves as CEO, the targeted overall compensation package for Mr. Tomczyk of $5.5 million was set at the median target of our primary peer group, reflecting his recent promotion, his experience in the industry and his expected contributions to the ultimate growth of the Company.

For fiscal 2008, the targeted overall compensation package for Mr. Kelley of $1.1 million was set slightly below the approximate average of the median market compensation for similar positions in the primary peer group. For fiscal 2009, Mr. Kelley’s annual base salary is $400,000, and his annual incentive target is $1.2 million, comprised of 50% cash and 50% equity. The increase of Mr. Kelley’s actual targeted compensation level to $1.6 million reflects his recent promotion, his extensive experience in the financial services sector and similar positions in the primary peer group. Mr. Kelley does not have an employment agreement.

Annual Incentive Award

The board of directors and the compensation committee believe that the Company’s annual diluted earnings per share, or EPS, is an important measure of the Company’s success. In fiscal year 2008, awards under the annual incentive plan for executive officers were tied solely to the achievement of an annual EPS goal established by the compensation committee in order to align the short-term interests of executives with those of stockholders. For fiscal year 2009, the annual incentive award will continue to be based on annual EPS, but the following factors will also be considered:

•	attainment of quantitative and qualitative goals established by the CEO and approved by the compensation committee, which we refer to as the CEO goals, and

•	attainment of individual quantitative and qualitative performance goals.

This design change was made to support our pay-for-performance philosophy and more closely align each executive to the long-term growth of the Company and the business strategy for which each executive is most responsible. The change also provides for an assessment of senior management performance using measures in addition to EPS, and may result in a reduction to the annual incentive awards made to our executive officers.

The Company uses the 1996 Long-Term Incentive Plan, or the LTIP, to motivate, reward and retain key executives and to align their interests to those of stockholders by linking the performance of the Company to equity awards made to executives. The equity component of the annual incentive, which is discussed below, vests on the third anniversary of the grant date if the executive is then employed by the Company in order to align the long-term interests of executives with those of stockholders.

These clear measures and specific targets ensure a strong, team-oriented pay-for-performance philosophy and allow the full incentive payments to executive officers to qualify as performance-based compensation under section 162(m) of the Code.

Fiscal Year 2008

For fiscal year 2008, the compensation committee established an EPS target for the annual incentive of $1.16, with the following range:

Fiscal 2008
Annual Incentive
Fiscal 2008 EPS ($)	(% of Target)

1.36	200%
1.33	185%
1.20	120%
1.16	100%
1.08	80%
0.92	40%

In fiscal year 2008, the Company achieved EPS of $1.33. Consistent with the terms of the annual incentive program for fiscal year 2008, the compensation committee approved annual incentive awards equal to 185% of the target annual incentive. Management was rewarded in fiscal year 2008 for successfully executing on a business strategy that resulted in record EPS performance, excellent traction in asset gathering, a strong balance sheet and liquidity and healthy cash flows. The success and strength of the Company in these extraordinarily difficult conditions will make it possible for the Company to further its growth by taking advantage of opportunities that arise in the current environment.

Like the fiscal year 2007 awards, the 2008 annual incentive awards consisted of a cash component and an equity component in the form of restricted stock units, or annual RSUs, that vest on the third anniversary of the grant date. In fiscal year 2006, the annual incentive award included performance restricted stock units, or PRSUs, that vested over three years based on EPS in each of fiscal 2007, 2008 and 2009 and also required the executive to be employed by the Company at the end of the three-year vesting period. In fiscal year 2007, the compensation committee approved the use of time-based RSUs in place of the PRSUs because it believed that adding an additional layer of performance criteria, beyond the attainment of the annual EPS target, was not customary within the peer groups and was not providing the desired incentive and retention objectives of the compensation committee and the Company.

In connection with Mr. Tomczyk’s employment as chief operating officer during the fourth quarter of fiscal 2007, he received a special equity award in the form of PRSUs. The compensation committee established a separate fiscal 2008 EPS goal for him with a target EPS of $1.27, the midpoint of the EPS forecast in the Company’s October 23, 2007 Outlook Statement. Based on the Company’s achievement of EPS of $1.33 in fiscal year 2008, Mr. Tomczyk was awarded 311,458 PRSUs, representing 115% of target. These PRSUs vest on July 9, 2010 if Mr. Tomczyk continues to be employed by the Company at that time.

Fiscal Year 2009

For fiscal year 2009, the compensation committee established the following EPS range for annual incentive compensation:

Fiscal 2009
Annual Incentive
Fiscal 2009 EPS ($)	(% of Target)

1.44	200%
1.20	140%
1.12	120%
1.04	100%
0.96	80%
0.80	40%

For each $0.01 increase in EPS above the 100% range, the maximum payout is increased 2.5%, and for each $0.01 decrease in EPS below the 100% range, the maximum payout is decreased 2.5%. As shown above, EPS of $1.04 would result in a 100% maximum payout.

The Company’s achievement of EPS of $1.04 in fiscal year 2009 does not assure that an executive officer will receive a full 100% payout because the compensation committee has reserved the right to reduce the final payouts by up to 20% for failure to attain CEO goals and by up to an additional 20% for failure to attain individual performance goals; thereby putting up to 40% of the payout at risk. In addition, the compensation committee maintains the ability to exercise further negative discretion to reduce incentive payments to executives.

The CEO goals consist of key corporate performance goals, such as market share, asset growth and delivering superior stockholder return. The individual performance goals consist of contribution to CEO goals, qualitative performance and relative performance to peers. In fiscal year 2009, incentive compensation for the CEO will be comprised of 30% cash and 70% RSUs. For other executive officers with total target annual compensation of at least $1 million, incentive compensation will be comprised of equal amounts cash and RSUs.

This strategic design supports our pay-for-performance philosophy, allows for each executive’s contribution to the Company’s achievement of key performance goals to be assessed individually and as a management team. The design also intentionally provides opportunity for the exercise of judgment and discretion by the compensation committee in assessing management’s performance against the Company’s strategy in determining overall compensation.

5.	Stock Ownership Guidelines

The compensation committee and the board strongly believe that senior executives should own a significant amount of Company common stock. This provides a direct and continuing alignment of financial interests between executives and stockholders.

The stock ownership guidelines are as follows:

•	ten times base salary for Messrs. Moglia and Tomczyk and

•	five times base salary for Messrs. Gerber and Kelley.

None of these executive officers are permitted to sell any equity interest in the Company until the stock ownership requirements have been met, after which the chief executive officer must obtain approval from the compensation committee and all senior executives must obtain approval from the chief executive officer. The Company considers any stock held without restrictions, vested and unvested stock units, vested but unexercised in-the-money stock options, deferred compensation that will settle in common stock and common stock held under the Company’s 401(k) plan in determining whether the stock ownership requirements have been met.

6.	Change in Control Benefits and Severance

Our senior executive team has been instrumental in successfully building the Company, and we believe it is important to provide certain benefits to them in the event of a change in control. We believe that the interests of stockholders are best served if the interests of senior management are aligned with them, and providing change in control benefits should minimize any reluctance of senior management to pursue change in control transactions that may be in the best interest of stockholders. Equity awards under the MIP continue to vest in accordance with their terms in the event of termination for any reason, other than for cause, within 24 months after a change in control. Neither Messrs. Moglia nor Tomczyk will be entitled to any other benefits unless there is a change of control of the Company and his employment is terminated without cause or he resigns with good reason. We utilize this dual-trigger change of control provision because we believe that triggering payments simply upon a change of control is not in the Company’s or stockholders’ best interests.

7.	Tax Treatment

The compensation committee designs certain components of executive compensation to preserve income tax deductibility under section 162(m) of the Code. Section 162(m) generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers.

The Company believes that the cash bonuses paid and stock-based awards granted to executive officers under the MIP are and will be fully deductible under section 162(m). In addition, the Company has adopted a general policy that all stock-based awards granted to its executive officers should generally only be made pursuant to plans that the Company believes satisfy the requirements of section 162(m). The compensation committee retains discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, may approve compensation that is not fully deductible.

8.	Actions Since End of Fiscal Year 2008

The table below summarizes RSUs granted to our named executive officers for service during fiscal year 2008 as part of the annual equity incentive and discretionary RSUs. Because these grants were made in fiscal year 2009, they are not included in the “Grants of Plan-based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables later in this section.

	Fiscal 2008
	Annual Equity Incentive		Discretionary
Name	$	# of RSUs	$	# of RSUs

Joseph H. Moglia	—	—	—	—
William J. Gerber	398,000	27,950	—	—
J. Joe Ricketts	1,101,313	77,340	—	—
Fredric J. Tomczyk	3,402,750	238,958	—	—
David M. Kelley	740,000	51,967	500,000	35,113
T. Christian Armstrong	—	—	—	—
Bryce B. Engel	—	—	—	—

The number of RSUs granted was determined by dividing the dollar amount earned by $14.24, the average of the high and low price of the Company’s common stock for the 20 trading days ended October 27, 2008. These awards vest on the third anniversary of the grant date if the executive is then employed by the Company.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The H.R. and Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” of this Proxy Statement with TD AMERITRADE’s management. Based on that review and those discussions, the H.R. and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into TD AMERITRADE’s Annual Report on Form 10-K for its 2008 fiscal year.

W. Edmund Clark, Chairman
Dan W. Cook III
Mark L. Mitchell

Compensation Committee Interlocks and Insider Participation

Messrs. Clark, Cook and Mitchell served as members of the compensation committee during fiscal 2008. During fiscal 2008, there were no compensation committee interlocks and no insider participation in compensation committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Summary Compensation Table

The following table provides information about compensation earned during fiscal 2008 and 2007 by Mr. Moglia, who served as our chief executive officer, Mr. Gerber, our chief financial officer, our other three most highly compensated executive officers who were serving as executive officers as of September 30, 2008 and two additional individuals who would have been among the other three most highly compensated executive officers except that they were not serving as executive officers as of September 30, 2008. We refer to these individuals as our named executive officers. Messrs. Tomczyk and Kelley became named executive officers during fiscal 2008. In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the named executive officers that is available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards(1)(3)	Awards(2)(3)	Compensation(4)	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Joseph H. Moglia	2008	1,000,000	4,855,341	—	15,150,000	17,598	21,022,939
Chief Executive Officer	2007	1,000,000	6,166,672	—	2,673,000	89,470	9,929,142

William J. Gerber	2008	300,000	392,882	—	597,000	802	1,290,684
Executive Vice President,	2007	250,000	347,695	24,665	270,000	739	893,099
Chief Financial Officer

J. Joe Ricketts	2008	650,000	635,814	1,021,458	542,438	366,738	3,216,448
Chairman and Founder	2007	650,000	192,761	1,208,595	289,575	52,409	2,393,340

Fredric J. Tomczyk	2008	500,000	3,210,610	903,169	1,832,250	231,406	6,677,435
Executive Vice President, Chief Operating Officer

David M. Kelley	2008	300,000	752,653	—	740,000	—	1,792,653
Executive Vice President, Chief Information Officer

T. Christian Armstrong	2008	400,000	1,006,769	—	2,960,000	856,086	5,222,855
Former Executive Vice President,	2007	400,000	958,204	—	864,000	946,243	3,168,447
Client Group

Bryce B. Engel	2008	300,000	586,836	—	925,000	1,014,663	2,826,499
Former Senior Vice President,	2007	300,000	433,019	24,665	315,000	609	1,073,293
Chief Brokerage Operations Officer

(1)	The amounts in this column represent the dollar amount of the expense related to RSUs and PRSUs recognized by the Company for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share Based Payment (“No. 123R”).

(2)	The amounts in this column represent the dollar amount of the expense related to stock option awards recognized by the Company for financial statement reporting purposes in accordance with SFAS No. 123R.

(3)	For a discussion of the underlying assumptions used and for further discussion of the Company’s accounting for its equity compensation plans, see the following sections of the Company’s Form 10-K for the fiscal year ended September 30, 2008:

• Part II — Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.

• Part II — Item 8 — Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements

o Note 1. Nature of Operations and Summary of Significant Accounting Policies — Stock-based Compensation

o Note 14. Stock-based Compensation

(4)	The amounts in this column include the cash component of the annual incentive awards earned under the MIP.

(5)	The amounts in this column are summarized in the following table:

		Income				Option	Legacy
		Taxes	Professional			Make-	TD Waterhouse
		Reimbursed	Services	Interest(a)	Amerivest(b)	whole(c)	RSUs(d)	Other(e)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)

Joseph H. Moglia	2008	5,603	—	7,389	4,606	—	—	—	17,598
	2007	36,640	40,147	10,800	1,883	—	—	—	89,470

William J. Gerber	2008	—	—	—	—	—	—	802	802
	2007	—	—	—	—	739	—	—	739

J. Joe Ricketts	2008	94,447	263,966	—	8,325	—	—	—	366,738
	2007	14,840	32,173	—	5,396	—	—	—	52,409

Fredric J. Tomczyk	2008	52,016	52,629	—	—	—	—	126,761	231,406

David M. Kelley	2008	—	—	—	—	—	—	—	—

T. Christian Armstrong	2008	16,231	28,786	—	—	—	811,069	—	856,086
	2007	6,760	6,988	—	—	—	871,047	61,448	946,243

Bryce B. Engel	2008	—	—	—	—	—	—	1,014,663	1,014,663
	2007	54	—	—	—	555	—	—	609

(a)	Represents the value of imputed interest on a non-interest bearing loan to Mr. Moglia for Medicare taxes on his deferred compensation arrangement. For further discussion of this loan agreement, dated September 13, 2001, see the Certain Relationships and Related Transactions section below.

(b)	Amounts represent fees waived for services rendered by Amerivest, the Company’s online investment advisory service.

(c)	During fiscal 2007, the Company determined that certain stock options granted during fiscal years 2002 and 2003 were issued with an exercise price less than the fair market value of the underlying common stock on the measurement date for accounting purposes, therefore subjecting the option holders to adverse tax consequences. In February 2007, in order to avoid the negative tax implications, the Company commenced a tender offer in which employees had the right to exchange their existing employee stock options for new stock options with a higher exercise price. The Company compensated employees for the reduced value of the new stock options by making cash payments. The amounts in this column represent cash payments received for the reduced value of new stock options.

(d)	Represents cash payments for Restricted Share Units based on the stock of TD related to Mr. Armstrong’s previous employment with TD Waterhouse. The Company assumed the obligations under the TD Restricted Share Units upon its acquisition of TD Waterhouse in fiscal 2006.

(e)	The fiscal 2008 amount for Mr. Tomczyk includes $34,453 for private aircraft usage and $92,308 for a housing allowance. The fiscal year 2008 amount for Mr. Engel includes payments pursuant to his separation and release agreement consisting of $450,000 for post-termination salary continuation, $525,000 for severance pay, and $39,663 for unused vacation.

Grants of Plan-based Awards

The following table summarizes equity awards granted to our named executive officers in fiscal year 2008 under our LTIP. Equity awards granted in fiscal year 2009 for services rendered in fiscal year 2008 are summarized in the Compensation Discussion and Analysis under the heading “Actions Since End of Fiscal Year 2008.”

					All Other	All Other		Grant
					Stock	Option		Date
					Awards:	Awards:		Fair
					Number of	Number of	Exercise or	Value
		Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
		Equity Incentive Plan Awards			Stock or	Underlying	of Option	and Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
	Grant Date	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Name	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Joseph H. Moglia	11/14/2007(1)	—	—	—	288,210	—	—	5,577,613

William J. Gerber	10/25/2007(1)	—	—	—	9,559	—	—	180,261
	10/25/2007(2)	—	—	—	5,310	—	—	100,134

J. Joe Ricketts	11/14/2007(1)	—	—	—	31,222	—	—	604,227

Fredric J. Tomczyk	10/25/2007(1)	—	—	—	29,427	—	—	554,926
	5/15/2008(3)	—	—	—	—	1,150,000	18.21	10,402,670

David M. Kelley	10/25/2007(1)	—	—	—	11,949	—	—	225,331
	10/25/2007(2)	—	—	—	53,106	—	—	1,001,457

T. Christian Armstrong	10/25/2007(1)	—	—	—	30,589	—	—	576,838

Bryce B. Engel	9/4/2008(4)	—	—	—	7,169	—	—	148,642
	9/4/2008(5)	—	6,444	7,732	—	—	—	133,610
	9/4/2008(6)	—	48,379	58,054	—	—	—	1,003,090

(1)	These RSUs represent the equity component of the fiscal year 2007 annual incentive award. The Company measures the fair value of the RSUs based upon the volume-weighted average market price, or VWAP, of the underlying common stock as of the date of the grant. The VWAP on October 25, 2007 and November 14, 2007 was $18.8577 and $19.3526 per share, respectively. The RSUs vest on the third anniversary of the grant date.

(2)	These RSUs represent discretionary grants at a fair value of $18.8577 per share (VWAP of the underlying common stock as of the date of the grant). The RSUs vest on the third anniversary of the grant date.

(3)	On May 15, 2008, Mr. Tomczyk was granted 1,150,000 nonqualified stock options contingent on him becoming the chief executive officer of the Company as of October 1, 2008. The grant date fair value, in column (h), reflects the per option fair value of $9.0458, as calculated using the Black-Scholes valuation model. The options vest 25% per year over four years from the vesting commencement date of October 1, 2008 and will expire 10 years from the date of the grant.

(4)	In connection with Mr. Engel’s resignation, the Company entered into a separation and release of claims agreement that provides for the continued vesting of RSUs granted on October 25, 2007 in accordance with the terms of the grant. The RSUs in this row represent the equity component of the fiscal year 2007 annual incentive award as described in note (1) above. The continued post-termination vesting of the RSUs is considered a modification of the original grant. The fair value per RSU was measured based on the VWAP of $20.734 per share on September 4, 2008, the date of modification.

(5)	In connection with Mr. Engel’s resignation, the Company entered into a separation and release of claims agreement that provides for the continued vesting of PRSUs granted October 25, 2006 based on the Company’s actual performance in accordance with the terms of the grant. The PRSUs in this row represent the equity component of the fiscal year 2006 annual incentive award. The PRSUs vest over three years based on the Company’s EPS in each of fiscal year 2007, 2008 and 2009. At the end of each fiscal year, actual performance in that year determines the vesting of one-third of the award. Actual performance may result in 0% to 120% of the target units ultimately being earned as reflected in columns (b), (c) and (d). An executive officer is not entitled to any previously vested PRSU unless he is either employed by the Company at the end of the three-year vesting period or otherwise entitled under the severance or change in control provisions of his employment agreement. The continued post-termination vesting of the PRSUs is considered a modification of the original grant. The fair value per PRSU was measured based on the VWAP of $20.734 per share on September 4, 2008, the date of modification. The grant date fair value in column (h) reflects the target number of PRSUs, assuming the performance goals are attained at 100%. The actual number of shares ultimately issued may differ based on actual performance.

(6)	In connection with Mr. Engel’s resignation, the Company entered into a separation and release of claims agreement that provides for the continued vesting of PRSUs granted on March 10, 2006 based on the Company’s actual performance in accordance with the terms of the grant. The PRSUs in this row represent the special award made in fiscal 2006 in connection with the closing of the acquisition of TD Waterhouse. For additional information regarding this special PRSU award, see the “Special PRSUs” section below. The continued post-termination vesting of the PRSUs is considered a modification of the original grant. The fair value per PRSU was measured based on the VWAP of $20.734 per share on September 4, 2008, the date of modification. The grant date fair value, in column (h), reflects the target number of PRSUs, assuming the performance goals are attained at 100%. The actual number of shares ultimately issued may differ based on actual performance.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by our named executive officers. This table includes unexercised and unvested option awards, unvested RSUs and PRSUs with performance conditions that have not been satisfied or that have not vested. The vesting schedule is shown for each grant in the footnotes to the table. The market value of the stock awards is based on $16.67, the closing market price of the Company’s common stock on September 30, 2008 (the last business day of fiscal 2008). The PRSUs are subject to performance conditions based on diluted earnings per share and operating cost synergies related to the acquisition of the TD Waterhouse, which are further described below.

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
									Market	Incentive		Plan Awards:
							Number		Value	Plan Awards:		Market or
							of Shares		of Shares	Number of		Payout Value
	Number of	Number of					or Units		or Units	Unearned		of Unearned
	Securities	Securities					of Stock		of Stock	Shares, Units		Shares, Units
	Underlying	Underlying					That		That	or Other		or Other
	Unexercised	Unexercised		Option			Have		Have	Rights That		Rights That
	Options	Options		Exercise	Option		Not		Not	Have Not		Have Not
	(#)	(#)		Price	Expiration		Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date		(#)		($)	(#)		($)

Joseph H. Moglia	8,569,000	—		3.90	3/1/13
							—		—	483,792	(8)	8,064,813
							163,616	(3)	2,727,479	77,913	(9)	1,298,810
							288,210	(4)	4,804,461	—		—

William J. Gerber	2,334	—		12.92	11/3/09
	5,707	—		7.81	12/11/10
	3,891	—		4.25	10/24/11
	1,297	—		4.82	10/24/11
	129,710	—		3.99	1/22/13
							—		—	33,865	(8)	564,530
							3,899	(3)	64,996	1,856	(9)	30,940
							9,559	(4)	159,349	—		—
							5,310	(5)	88,518	—		—

J. Joe Ricketts	387,443	—		12.92	9/30/09	(2)
	977,290	—		4.25	9/30/09	(2)
	104,827	—		3.51	9/30/09	(2)
	972,825	—		8.41	9/30/09	(2)
							21,424	(6)	357,138	—		—
							31,222	(4)	520,471	—		—

Fredric J. Tomczyk	—	1,150,000	(1)	18.21	5/15/18
							311,458	(7)	5,192,005	—		—
							29,427	(4)	490,548	—		—

David M. Kelley							—		—	48,880	(8)	814,830
							3,364	(3)	56,078	1,602	(9)	26,705
							11,949	(4)	199,190	—		—
							53,106	(5)	885,277	—		—

T. Christian Armstrong							—		—	96,758	(8)	1,612,956
							16,761	(3)	279,406	7,982	(9)	133,060
							30,589	(4)	509,919	—		—

Bryce B. Engel							—		—	48,379	(8)	806,478
							4,510	(3)	75,182	2,148	(9)	35,807
							7,169	(4)	119,507	—		—

(1)	These nonqualified stock options vest in 25% annual increments from October 1, 2009 to October 1, 2012.

(2)	Under the retirement provisions of the LTIP, these awards expire one year from the date of Mr. Ricketts’ retirement.

(3)	Represents two-thirds of the equity component from the fiscal 2006 annual incentive award, which consisted of PRSUs. The Company’s EPS performance for fiscal years 2007, 2008 and 2009 will each determine one-third of the total number of PRSUs that may ultimately vest. The number of units in this column reflects the actual fiscal 2007 and 2008 EPS performance results of 90% and 120%, respectively. The PRSUs for Mr. Moglia are scheduled to vest on November 16, 2009. The PRSUs for the other named executive officers vest on October 26, 2009.

(4)	Represents the equity component from the fiscal 2007 annual incentive award, which consisted of RSUs. The RSUs for Messrs. Moglia and Ricketts are scheduled to vest on November 14, 2010. The RSUs for the other named executive officers are scheduled to vest on October 25, 2010.

(5)	These RSUs represent discretionary grants, which are scheduled to vest on October 25, 2010.

(6)	These RSUs vest on December 8, 2009.

(7)	In connection with Mr. Tomczyk’s employment as chief operating officer during the fourth quarter of fiscal 2007, he received a special equity award with a target of 270,833 PRSUs. The Company’s EPS performance for fiscal 2008 determined the total number of PRSUs that may ultimately vest. The number of units in this column reflects the actual fiscal 2008 EPS performance results of 115%. These PRSUs are scheduled to vest on July 9, 2010.

(8)	These special PRSUs are subject to performance conditions based on realization of operating cost synergies from the integration of TD Waterhouse. The special PRSUs are further described under “Special PRSUs” below. The number of units in this column reflects the target number of PRSUs, assuming performance goals are attained at 100%. The special PRSUs for Mr. Kelley are scheduled to vest on July 3, 2009. The special PRSUs for the other named executive officers are scheduled to vest on March 10, 2009.

(9)	Represents one-third of the equity component from the fiscal year 2006 annual incentive award, which consisted of PRSUs. The Company’s EPS performance for fiscal years 2007, 2008 and 2009 will each determine one-third of the total number of PRSUs that may ultimately vest. The number of units in this column reflects the target number of PRSUs to be determined based on fiscal 2009 EPS, assuming performance goals are attained at 100%. The PRSUs for Mr. Moglia are scheduled to vest on November 16, 2009. The PRSUs for the other named executive officers are scheduled to vest on October 26, 2009.

Special PRSUs

The special PRSU awards were granted in fiscal year 2006 in connection with the closing of the acquisition of TD Waterhouse. One hundred percent of these special PRSUs will vest if the Company achieves $328 million of operating expense reductions between March 2006 and March 2009. This clear measure and specific target are tied directly to the achievement of the synergy savings expected from the acquisition of TD Waterhouse. The compensation committee established a range of payouts from 0% to 120% based on the percentage of fixed costs achieved relative to a target of $328 million of operating expense reductions.

The special PRSU awards made in fiscal year 2006 in connection with the closing of the acquisition of TD Waterhouse were as follows:

	Special PRSU Award
Named Executive Officer	$	# of PRSUs at Target

Joseph H. Moglia	10,000,000	483,792
William J. Gerber	700,000	33,865
J. Joe Ricketts	—	—
David M. Kelley	750,000	48,880
T. Christian Armstrong	2,000,000	96,758
Bryce B. Engel	1,000,000	48,379

For each named executive officer except Mr. Kelley, the total value of each special PRSU award (rounded to the nearest thousand dollars) and number of the special PRSUs awarded was determined using target performance and a per-share value of $20.67, the average of the high and low price of the Company’s common stock for the 20 trading days ended March 9, 2006. The total value of Mr. Kelley’s special PRSU award (rounded to the nearest thousand dollars) and number of the special PRSUs awarded was determined using target performance and a per-share value of $15.34, the average of the high and low price of the Company’s common stock for the 20 trading days ended June 30, 2006.

If the performance objective is achieved, each restricted stock unit will provide for the payment of one share of common stock of the Company. We believe that the use of PRSUs provides a direct link to performance over the performance period and is consistent with the objectives to have a significant link in our incentive program to both the annual and long-term interests of stockholders.

Option Exercises and Stock Vested

The following table summarizes stock option exercises for the named executive officers during fiscal 2008. There were no stock awards that vested for the named executive officers during fiscal 2008.

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)

Joseph H. Moglia	431,000	6,928,150
William J. Gerber	—	—
J. Joe Ricketts	1,154,937	19,356,744
Fredric J. Tomczyk	—	—
David M. Kelley	—	—
T. Christian Armstrong	—	—
Bryce B. Engel	143,328	2,315,155

Non-qualified Deferred Compensation

The table below provides information on the non-qualified deferred compensation of our named executive officers in fiscal year 2008.

	Aggregate	Aggregate
	Earnings	Balance at
	in Last FY	Last FYE
Name	($)	($)

Joseph H. Moglia(1)	703,371	17,682,171
William J. Gerber	—	—
J. Joe Ricketts	—	—
Fredric J. Tomczyk	—	—
David M. Kelley	—	—
T. Christian Armstrong	—	—
Bryce B. Engel	—	—

(1)	Under Mr. Moglia’s initial employment agreement entered into in March 2001, the Company credited Mr. Moglia with $15.6 million of deferred compensation. The deferred compensation vested ratably over a two-year period ended in March 2003. This deferred compensation was previously reported in the summary compensation table in the amounts of $4.5 million, $7.8 million and $3.3 million for fiscal years 2001, 2002 and 2003, respectively. During fiscal 2008, Mr. Moglia’s deferred compensation was deemed to be invested in investment options based on 1-month, 3-month and 1-year London Interbank Offered Rates. The earnings reported for fiscal 2008 are not above-market or preferential and therefore are not reported in the Summary Compensation Table. Mr. Moglia has elected to receive a single lump sum distribution of his deferred compensation, payable as soon as practicable following his termination of employment.

Potential Payments Upon Termination or Change-in-Control

Introduction and Overview

The Company has entered into employment agreements with each of its named executive officers other than Messrs. Gerber and Kelley. The employment agreements and certain compensation plans and award agreements require the Company to provide compensation and benefits to the executives in the event of a termination of employment or a change in control of the Company. Payments are not triggered simply upon the occurrence of a change in control. Rather, our executives will only receive change in control benefits if their employment is terminated following a change in control.

Compensation Plans and Award Agreements

Under the MIP, in the event of death or disability prior to the payment of a scheduled award, compensation will be paid to the executive’s estate or other authorized person. Under the PRSU and RSU award agreements the consequences of death, disability, retirement, termination without cause and change in control are:

Triggering Event	Consequence

Death	Award vests and settles as soon as practicable

Disability or retirement	Award continues to vest in accordance with its terms, whether or not the executive is employed on the settlement date

Termination without cause	Award is pro-rated through the date of termination and then vests in accordance with its terms

Change in control	Award continues to vest in accordance with its terms in the event of termination for any reason, other than cause, within 24 months after a change in control

Employment Agreements of Current Named Executive Officers

Chairman (former Chief Executive Officer) — Joseph H. Moglia

Effective June 11, 2008, the Company and Mr. Moglia entered into an amended and restated employment agreement in connection with his election as chairman of the board of directors. The agreement was further amended on September 29, 2008. Following is a brief summary of certain terms of his employment agreement, as amended.

Moglia Employment Agreement

Provision	Summary Description

Position	Chairman, beginning October 1, 2008 (former Chief Executive Officer)
Term	June 11, 2008 through May 31, 2011, which is divided into the following periods:
• Initial period — June 11, 2008 through September 30, 2008

  •   “Remaining original term” — June 11, 2008 through May 31, 2009, which is intended to reflect the remaining period of the “Initial Term” as that term was defined in the predecessor agreement dated June 23, 2006

• “Additional term” — October 1, 2008 through May 31, 2011

Base Salary	$1,000,000 per year

Annual Cash Incentive	Participation in MIP
• Annual cash incentive target of $9,000,000 for fiscal year 2008
• Annual cash incentive target of $6,000,000 for fiscal year 2009, which reflects the pro-rata period from October 1, 2008 through May 31, 2009
• Not eligible to participate after remaining original term

Equity Compensation	Participation in LTIP
• Special grant of 580,550 PRSUs at maximum (483,792 PRSUs at target)
• Not eligible to participate after remaining original term

Air Travel	Mr. Moglia is entitled to fly on private aircraft when traveling on Company-related business at the expense of the Company.

Conditions to Receipt of Termination Payments and Benefits	As a condition to receiving severance payments, Mr. Moglia is required to enter into a release of claims and abide by non-competition, non-solicitation and non-disparagement covenants. The non-competition and non-solicitation covenants cover a period of:
• the lesser of 12 months or the remainder of the term of the agreement, provided that in no event shall the restricted period be less than six months or
• six months, if the termination occurs at the completion of the entire term of the agreement.

Definitions Under Mr. Moglia’s Employment Agreement

“Good reason” means the occurrence of any of the following without Mr. Moglia’s express written consent:

•	after September 30, 2008, the appointment or nomination by the board of directors of any individual other than Mr. Moglia as chairman of the board;

•	any failure by the Company to provide Mr. Moglia with a reporting relationship to the board of directors or any material and adverse reduction in such reporting, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly following the Company receiving notice of such failure;

•	a material reduction in the kind or level of employee benefits to which Mr. Moglia is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less;

•	a reduction (even if permitted under the applicable plan documents, grant or award) in Mr. Moglia’s base salary, target annual incentive, special grant or annual award as in effect immediately prior to such reduction, other than a one-time reduction that also is applied (and continues to apply) to substantially all other executive officers of the Company and which one-time reduction reduces any of the base salary, target annual incentive, special grant or annual award by a percentage reduction of 10% or less in the aggregate; or

•	the failure of the Company to obtain the assumption of Mr. Moglia’s employment agreement by a successor.

The failure of the Company’s stockholders to elect or reelect Mr. Moglia to the board of directors will not constitute good reason.

“Cause” means Mr. Moglia’s conviction of, or plea of nolo contendere to, a criminal offense arising out of a breach of trust, embezzlement or fraud committed against the Company by him in the course of his employment with the Company.

“Severance period” means, if Mr. Moglia’s employment is terminated during the remaining original term of the agreement, the greater of: (i) the period of time commencing on the date of the termination of Mr. Moglia’s employment and continuing for the remainder of the remaining original term or (ii) one year. If Mr. Moglia’s employment is terminated after the remaining original term, “severance period” will mean the period of time commencing on the date of the termination of Mr. Moglia’s employment and continuing for the remainder of the additional term.

President and Chief Executive Officer (former Chief Operating Officer) — Fredric J. Tomczyk

Effective May 16, 2008, the Company and Mr. Tomczyk entered into an amended and restated employment agreement in connection with his election as CEO of the Company. Following is a brief summary of certain terms of his employment agreement.

Tomczyk Employment Agreement

Provision	Summary

Position	President, Chief Executive Officer, beginning October 1, 2008 (former Chief Operating Officer)

Term	Agreement commenced on May 16, 2008 with the following periods:
• COO term — May 16, 2008 through September 30, 2008
• 5-year initial term — commencing October 1, 2008
° Written notice of non-renewal may be provided by either party at least 60 days before expiration of the initial term
° Automatic renewal for 1-year additional term following the initial term if non-renewal notice not provided
° Following additional term, renewal for an additional 1-year term with mutual consent of the parties

Base Salary	$500,000 per year

Annual Incentive	Participation in MIP with annual cash incentive target of $1,100,000 for fiscal year 2008 and a target of $1,500,000 for each fiscal year thereafter

Equity Compensation	Participation in LTIP
• Special grant of 325,000 PRSUs at maximum (270,833 PRSUs at target)
• Stock option grant of 1,150,000 shares conditioned upon Mr. Tomczyk becoming the CEO on October 1, 2008

Tomczyk Employment Agreement (continued)

Provision	Summary

• Annual equity award with a target of $2,000,000 for fiscal year 2008 and a target of $3,500,000 for each full fiscal year thereafter

Air Travel	Mr. Tomczyk is entitled to fly on private aircraft when traveling on Company-related business at the expense of the Company.

Excise Tax	If benefits provided to Mr. Tomczyk constitute “parachute payments” within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then severance benefits may be paid in a lesser amount that would result in no portion being subject to the excise tax, if such reduction would result in the receipt, on an after-tax basis, of a greater amount of severance benefits.

Conditions to Receipt of Termination Payments and Benefits	As a condition to Mr. Tomczyk receiving severance payments, he is required to enter into a release of claims and is required to abide by non-competition, non-solicitation and non-disparagement covenants. The non-competition and non-solicitation covenants cover a period of:

• two years from the date of termination, except as provided below;

• one year, if the termination is in connection with a change of control or occurs at the completion of the initial term or any additional term.

Definitions Under Mr. Tomczyk’s Employment Agreement

“Good reason” means the occurrence of any of the following without Mr. Tomczyk’s express written consent:

•	a significant reduction of Mr. Tomczyk’s duties, position, or responsibilities, relative to his duties, position, or responsibilities in effect immediately prior to such reduction;

•	a material reduction in the kind or level of employee benefits to which Mr. Tomczyk is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less;

•	a reduction in Mr. Tomczyk’s base salary, target annual incentive, or annual award as in effect immediately prior to such reduction, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces any of the base salary, target annual incentive, or annual award by a percentage reduction of 10% or less in the aggregate;

•	the relocation of Mr. Tomczyk to a facility or location more than 25 miles from his current place of employment; or

•	the failure of the Company to obtain the assumption of his employment agreement by a successor.

“Cause” means the occurrence of any of the following:

•	willful and continued failure to perform the duties and responsibilities of Mr. Tomczyk’s position after there has been delivered to him a written demand for performance from the board which describes the basis for the board’s belief that he has not substantially performed his duties and provides him with 30 days to take corrective action;

•	any act of personal dishonesty by Mr. Tomczyk in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in his substantial personal enrichment;

•	conviction of, or plea of nolo contendere to, a felony that the board reasonably believes has had or will have a material detrimental effect to the Company’s reputation or business;

•	a breach of any fiduciary duty owed to the Company that has a material detrimental effect on the Company’s reputation or business;

•	being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability);

•	(i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede, or (iii) failing to materially cooperate with, any investigation authorized by the board or any governmental or self-regulatory entity; however, failure to waive attorney-client privilege relating to communications with Mr. Tomczyk’s own attorney in connection with any such investigation will not constitute cause; or

•	disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his employment agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Company if (i) the disqualification, bar or loss continues for more than 30 days and (ii) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

Summary Table — Potential Payments Upon Termination or Change-in-Control

The following table summarizes potential payments upon termination or change in control for the named executive officers who were still serving as executive officers as of September 30, 2008. Except as specifically indicated in the footnotes to the table below, we used the following assumptions in calculating the amounts included the table and discussion below:

•	As required by SEC rules, we assume the triggering event causing the payment occurred on September 30, 2008, the last business day of our last completed fiscal year, and the price per share of the common stock of the Company was $16.67, the closing market price on that date.

•	We treat all amounts of base salary that were earned and accrued as of the date of the triggering event as paid immediately prior to the triggering event in accordance with the Company’s customary payroll practice.

•	Accrued but unused vacation is based on the outstanding balance as of September 30, 2008.

•	The value of health benefits is based upon the same assumptions we use for financial reporting purposes; specifically, the 94GR mortality table and the Company providing health care coverage to the applicable executive officer and his spouse until the death of each of them.

							Other
		Salary, Bonus		Deferred	Restricted		Benefits and
		and Severance		Compensation(2)	Stock Awards		Perquisites		Total
Name	Event of Termination	($)		($)	($)		($)		($)

Joseph H. Moglia	Termination without cause or resignation for good reason during the remaining original term (including following a change in control)	31,300,000	(3)	17,682,171	16,895,563	(8)	353,000	(10)	66,230,734
	Voluntary termination after September 30, 2008	—		17,682,171	16,895,563	(8)	353,000	(10)	34,930,734
	Death or disability	15,150,000	(4)	17,682,171	16,895,563	(8)	353,000	(10)	50,080,734

William J. Gerber	Change in control, death or disability	—		—	1,374,260	(8)	—		1,374,260
	Termination without cause	—		—	404,192	(9)	—		404,192

J. Joe Ricketts(1)	Retirement and expiration of employment agreement	—		—	2,166,867	(8)	—		2,166,867

Fredric J. Tomczyk	Termination without cause or resignation for good reason under the COO term (including following a change in control)	4,300,000	(5)	—	9,665,983	(8)	25,739	(11)	13,991,722
	Termination without cause or resignation for good reason under the CEO term (including following a change in control)	5,500,000	(6)	—	9,665,983	(8)	25,739	(11)	15,191,722
	Death or disability	1,100,000	(7)	—	9,665,983	(8)	—		10,765,983

David M. Kelley	Change in control, death or disability	—		—	3,433,704	(8)	—		3,433,704
	Termination without cause	—		—	567,258	(9)	—		567,258

(1)	Mr. Ricketts retired as chairman of the board of directors and the employment term specified in his employment agreement expired on September 30, 2008.

(2)	Compensation under Mr. Moglia’s deferred compensation plan became fully vested in fiscal year 2003. For information about Mr. Moglia’s deferred compensation, see note (1) to the table under the heading “Non-qualified Deferred Compensation.”

(3)	Represents (i) the continued payment of base salary for the severance period of one year after the termination date ($1,000,000), (ii) the current year’s (fiscal 2008) annual cash incentive at the actual performance level achieved for a period of time equal to the severance period ($15,150,000), and (iii) the current year’s annual cash incentive calculated based on actual performance ($15,150,000).

(4)	Represents the current year’s (fiscal 2008) annual cash incentive calculated based on actual performance.

(5)	Represents (i) a severance amount equal to $3,200,000, payable over the course of a two-year period beginning after the termination date, and (ii) an additional severance amount of $1,100,000, which represents the current year’s (fiscal 2008) annual cash incentive calculated based on target performance.

(6)	Represents (i) a severance amount equal to $4,000,000, payable over the course of a two-year period beginning after the termination date, and (ii) an additional severance amount of $1,500,000, which represents the annual cash incentive for fiscal year 2009 calculated based on target performance. In addition, Mr. Tomczyk’s 1,150,000 unvested, nonqualified stock options would continue to vest in accordance with the award agreement. However, no value is shown in the table for these options because the exercise price of the options exceeded the market price of the Company’s common stock as of September 30, 2008.

(7)	Represents the current year’s (fiscal 2008) annual cash incentive calculated based on target performance.

(8)	Under the terms and conditions of the applicable employment agreement or RSU and PRSU award agreements, under the LTIP, awards continue to vest in accordance with the terms of the respective award agreements. Amounts represent the fair value as of September 30, 2008 of all outstanding RSU and PRSU awards, including any awards for fiscal 2008 that were granted subsequent to September 30, 2008. For PRSUs, the fair value was computed using actual performance for completed performance periods and assuming target performance for incomplete performance periods.

(9)	For termination without cause, in accordance with the applicable RSU or PRSU award agreements, awards are pro-rated based on the number of twelve month periods which have elapsed since the date of grant and through the date of termination and then the awards vest in accordance with the applicable award agreement. Amounts represent the fair value of the awards as of September 30, 2008, pro-rated pursuant to the award agreement. For PRSUs, the fair value was computed using actual performance for completed performance periods and assuming target performance for incomplete performance periods.

(10)	Under Mr. Moglia’s employment agreement, this represents the estimated premium costs for post-retirement medical coverage for him, his spouse and his eligible dependents for his life or his spouse’s life if she survives him, with this coverage secondary to his Medicare benefits.

(11)	Under Mr. Tomczyk’s employment agreement, this represents the estimated premium costs for the continuation of COBRA medical and dental coverage for a period of two years after the termination date. Mr. Tomczyk or any of his dependents are eligible to elect COBRA continuation coverage under any of the Company’s group medical or dental plans.

Named Executive Officers No Longer Serving as Executive Officers as of September 30, 2008

Former Executive Vice President, Client Group — T. Christian Armstrong

On April 24, 2008, Mr. Armstrong announced his retirement from the Company, effective March 1, 2009, and entered into an amendment to his employment agreement. Although Mr. Armstrong remains employed by the Company in an advisory role, he is no longer serving as an executive officer. The amendment to his agreement provides for:

•	continuation of his base salary until his retirement on March 1, 2009;

•	cash payment of annual incentive compensation for fiscal year 2008, for which the actual payout was $2,960,000 in October 2008;

•	cash payment of annual incentive compensation for fiscal year 2009 prorated to March 1, 2009, calculated based on a target of $1.6 million. The payment of $666,667 will take place in October 2009; and

•	continued vesting of restricted stock units based on the actual Company performance in accordance with the terms of the applicable grant. The aggregate value of these RSUs and PRSUs was $2,535,341 as of September 30, 2008, computed using actual performance for completed performance periods and assuming target performance for incomplete performance periods.

As a condition to receiving the compensation described above, Mr. Armstrong is required to enter into a separation and release agreement and is required to abide by non-competition, non-solicitation and non-disparagement covenants.

Former Senior Vice President, Chief Brokerage Operations Officer — Bryce B. Engel

On September 4, 2008, Mr. Engel resigned, effective November 1, 2008, and entered into an amendment to his employment agreement and agreed on the terms of a separation and release of claims agreement. Although Mr. Engel remained employed by the Company in an advisory role until November 1, 2008, he was no longer serving as an executive officer as of September 30, 2008. This amendment and separation agreement provide for:

•	lump sum cash payment of $450,000, which represents 18 months of current base salary;

•	cash severance payment of $525,000, which is 1.5 times the fiscal year 2008 target cash annual incentive compensation;

•	cash payment of $29,167, which represents the pro-rata portion of the fiscal year 2009 cash annual incentive compensation;

•	continued vesting of restricted stock units based on the actual Company performance in accordance with the terms of the applicable grant. The aggregate value of these RSUs and PRSUs was $1,036,974 as of September 30, 2008, computed using actual performance for completed performance periods and assuming target performance for incomplete performance periods.

Each of the cash payments is payable on May 2, 2009 (six months and one day following the termination date). As a condition to receiving the compensation described above, Mr. Engel is required to abide by non-competition, non-solicitation and non-disparagement covenants.

Non-employee Director Compensation and Stock Ownership Guidelines

Non-employee directors of the Company receive the following compensation under the terms of the TD AMERITRADE Holding Corporation 2006 Directors Incentive Plan:

Non-employee Director Compensation	Amount

Annual Cash Retainer	$75,000
Annual Equity Grant	$75,000 in restricted stock units
Committee Chair Retainer	$10,000 ($25,000 for audit committee chair)
Board Meeting Fee	$3,000
Committee Meeting Fee	$2,500

The 2006 Directors Incentive Plan is designed to:

•	fairly compensate non-employee directors for work required of a company the size and complexity of TD AMERITRADE and

•	align directors’ interests with the long-term interests of stockholders.

The annual cash retainer and the committee chair retainer are paid in advance at the beginning of each calendar year. Payments for meeting fees are made in four installments following the end of each quarter of service.

Under the 2006 Directors Incentive Plan, any non-employee director is permitted to defer any or all of the cash or equity award. Investment earnings on amounts deferred in the form of stock units are based on the fluctuations in the underlying common stock of the Company, and there are no formulas that would result in above-market or preferential earnings, other than interest earned on deferred cash awards. Pursuant to the terms of the 1996 Directors Incentive Plan, deferred cash awards earn interest at the prime rate as reported by The Wall Street Journal.

The number of restricted stock units under the annual equity grant is calculated by using the average closing price of the Company’s common stock for the 20 trading days prior to the grant date. The RSUs vest in one-third increments annually over three years from the date of grant. Vested RSUs are settled by issuing shares of Company common stock following the third anniversary of the grant date. However, a director may elect to defer the receipt of stock under the terms of any applicable deferred compensation plan. If the director terminates service as a non-employee director prior to the third anniversary of the grant date, the RSUs, to the extent vested on the date of such termination of service, are settled as soon as reasonably practicable after such termination. In the event of a change in control of the Company, the RSUs vest as soon as practicable after the change in control. RSUs do not have any voting rights and are not entitled to receive any dividends or distributions on common stock of the Company. In the event of the death of a non-employee director, the RSUs will vest and be settled in common stock of the Company. In the event of the disability of a non-employee director, the RSUs will continue to vest over the three-year vesting period whether or not the director continues to serve as a director of the Company.

Non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the board of directors. The Company also provides liability insurance for its directors and officers.

For calendar year 2009, director compensation will be increased by $25,000 in the form of an addition to the annual equity grant in order to improve the competitiveness of our overall director compensation with director compensation of companies in our peer group.

The table below provides information on compensation for non-employee directors who served during fiscal year 2008. Compensation information for Mr. Moglia and Mr. J. Joe Ricketts, who are employee directors, is disclosed in the Summary Compensation Table earlier in this section.

	Fees Earned or Paid in Cash
		Deferred	Paid in		Nonqualified
		in Form of	Company		Deferred
	Paid in	Stock Units	Common	Stock	Compensation	All Other
	Cash(3)	or Cash(4), (8)	Stock(5)	Awards(6), (8)	Earnings(7)	Compensation(9)	Total
Name	($)	($)	($)	($)	($)	($)	($)

W. Edmund Clark(1)	—	—	—	—	—	—	—
Marshall A. Cohen	—	175,000	—	67,518	—	—	242,518
Dan W. Cook III(2)	278,750	18,750	—	63,712	—	—	361,212
William H. Hatanaka(1)	—	—	—	—	—	—	—
Mark L. Mitchell(2)	—	327,500	—	52,002	1,271	—	380,773
Thomas J. Mullin	—	153,750	—	11,182	—	35,000	199,932
Wilbur J. Prezzano	—	140,000	—	67,518	—	—	207,518
J. Peter Ricketts	110,000	—	—	25,142	—	—	135,142
Thomas S. Ricketts	—	107,500	—	63,712	—	—	171,212
Robert T. Slezak	18,750	—	—	—	—	41,000	59,750
Allan R. Tessler(2)	253,250	—	21,250	52,002	—	—	326,502

(1)	Messrs. Clark and Hatanaka, employees of TD, elected not to receive compensation for services provided as a director.

(2)	On November 15, 2007, the board of directors of the Company approved a special cash payment to the members of the Mergers & Acquisitions Committee in the amount of $125,000 for the chairman and $100,000 for each of the other two members. This payment was made in recognition of the significant time and attention devoted by this committee during fiscal 2007. “Fees earned or paid in cash” includes $125,000 for Mr. Mitchell and $100,000 for Messrs. Cook and Tessler for this special fee.

(3)	This column shows amounts paid in cash for retainers and fees.

(4)	This column shows the dollar amount of retainers and fees deferred in the form of Company stock units for all directors, except for Mr. Mitchell, who deferred his retainer and fees in cash.

(5)	This column shows the dollar amount of retainers and fees paid in shares of Company common stock. The number of shares distributed was calculated by using the closing price of the Company’s common stock on the date of distribution.

(6)	This column shows the dollar amount of expense recognized for financial statement reporting purposes for RSUs during the fiscal year in accordance with SFAS No. 123R. In fiscal 2008, non-employee directors received a grant of RSUs for their 2008 annual equity grant. Each of the grants had a grant date fair value of $73,830. In addition, Mr. J. Peter Ricketts received a grant of RSUs for his 2007 annual equity grant, which was prorated based on the amount of time he served on the board. Mr. J. Peter Ricketts was appointed to the board of directors on October 2, 2007 and the grant date fair value of his additional RSUs was $19,175.

(7)	This column shows the above-market interest earnings on deferred cash compensation.

(8)	The following table shows the aggregate number of outstanding deferred stock units, RSUs and stock option awards held by current and former non-employee directors as of September 30, 2008:

	Deferred	Restricted
	Stock Unit	Stock Unit	Option
	Awards	Awards	Awards
Name	(#)	(#)	(#)

W. Edmund Clark	—	—	—
Marshall A. Cohen	21,933	12,136	—
Dan W. Cook III	5,354	11,460	12,971
William H. Hatanaka	—	—	—
Mark L. Mitchell	—	9,380	—
Thomas J. Mullin	9,433	713	—
Wilbur J. Prezzano	17,343	12,136	—
J. Peter Ricketts	—	4,851	—
Thomas S. Ricketts	21,202	11,460	25,942
Robert T. Slezak	—	—	26,579
Allan R. Tessler	—	9,380	—

(9)	In connection with the resignations of Messrs. Mullin and Slezak as directors, the Company paid cash to each of them in lieu of a portion of their restricted stock units, which were forfeited.

Under the Company’s non-employee director stock ownership guidelines, non-employee directors are required to own shares of the Company’s common stock with a value equal to at least $300,000 not later than the fifth anniversary of becoming a director of the Company. Shares counted toward this calculation include common stock beneficially owned by the director, restricted stock units and vested options. All non-employee directors with more than five years of service with the Company have met this guideline.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions.  We review all relationships and transactions in which TD AMERITRADE and any person included in the table under the heading “Stock Ownership of Certain Beneficial Owners” - our directors, executive officers and any stockholder beneficially owning more than 5% of our common stock or any of their immediate family members — are participants to determine whether such persons have a direct or indirect material interest under the rules and regulations of the SEC. The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information about related person transactions. In addition, under the OID Committee charter, the OID Committee reviews and approves (or ratifies) any related person transaction that is required to be disclosed. Any member of the OID Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote to approve (or ratify) the transaction.

Under an agreement between the Company and Joseph H. Moglia, chairman of the Company’s board of directors, dated September 13, 2001, the Company agreed to lend Mr. Moglia the Medicare tax amounts due from time to time resulting from his vesting in benefits under the deferred compensation plan. Mr. Moglia is required to repay the loan, which does not bear interest, at the time of termination of his employment. The Company may offset the amount of the loan against the amount that would otherwise be payable to Mr. Moglia under the deferred compensation plan. The balance of the loan was approximately $222,000 as of September 30, 2008.

Certain directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company. Margin loans to these individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

As a result of the Company’s acquisition of TD Waterhouse, TD became an affiliate of the Company. The Company transacts business and has extensive relationships with TD and certain of its affiliates. A description of significant agreements and transactions with TD and its affiliates is set forth below.

Registration Rights Agreement

The Company, the Ricketts holders and TD are a party to a registration rights agreement, pursuant to which the Ricketts holders and TD are granted rights to be included in registrations of Company common stock, as follows:

Demand Registrations

The Company has granted the Ricketts holders and TD, together, the right to demand registration of the shares of Company common stock held by them on nine separate occasions. Six of the nine demand rights, including two shelf registrations, are allocated to TD, and three of the nine demand rights, including one shelf registration, are allocated to the Ricketts holders.

Piggy Back Registrations

The Company has also agreed that if at any time the Company proposes to file a registration statement with respect to any offering of its securities for its own account or for the account of any stockholder who holds its securities (subject to certain exceptions) then, as expeditiously as reasonably possible (but in no event less than 20 days prior to the proposed date of filing such registration statement), the Company shall give written notice of such proposed filing to all holders of securities subject to registration rights pursuant to the registration rights agreement, or registrable securities, and such notice shall offer the holders of such registrable securities the opportunity to register such number of registrable securities as each such holder may request in writing. The registration rights granted in the registration rights agreement are subject to customary restrictions such as minimums, blackout periods and limitations on the number of shares to be included in any underwritten offering imposed by the managing underwriter. In addition, the registration rights agreement contains other limitations on the timing and ability of stockholders to exercise demands.

Expenses

The Company has agreed to pay all registration expenses, including the legal fees of one counsel for the stockholders exercising registration rights under the registration rights agreement, but excluding underwriting discounts, selling commissions, stock transfer taxes and any other legal fees of such stockholders.

Trademark License Agreement

The Company and TD are a party to a trademark license agreement that requires the Company to use the TD trademark and logo as part of the Company’s corporate identity. The following is a summary of selected provisions of the trademark license agreement.

The TD AMERITRADE Name

The Company is required to use the TD AMERITRADE name in the U.S. as its exclusive corporate entity name and to use the TD logo in connection with the TD AMERITRADE name in the U.S. in corporate identity and marketing materials. The Company has further agreed to use the TD AMERITRADE name and, in conjunction with it, the TD logo, in other countries unless the Company reasonably determines such use would not be consistent with or to the benefit of the Company’s business in a particular country.

The Company has a worldwide (except in Canada) license to use the name and trademark “TD” as part of the trademark, service mark, trade name, corporate name or domain name “TD AMERITRADE” in connection with the Company’s business of providing securities brokerage services to retail traders, individual investors and registered investment advisers. TD has agreed not to use the TD mark or any trademarks, service marks, trade names, corporate names and domain names incorporating the TD mark in connection with any business or activity providing securities brokerage services to retail traders, individual investors and registered investment advisers in the U.S.

Ownership and Protection of the TD AMERITRADE Name

TD and the Company jointly own the TD AMERITRADE name. The Company has agreed to be responsible for the registration, maintenance and prosecution of any trademark applications and registrations for the TD AMERITRADE name. The Company has further agreed to use commercially reasonable efforts to keep TD informed and to allow TD to provide reasonable input as to the registration, maintenance and prosecution strategy in connection with the TD AMERITRADE trademark. The Company and TD have each agreed to be responsible for 50% of the costs and expenses associated with the registration, maintenance and prosecution of the TD AMERITRADE trademark.

Indemnification

The Company has agreed to indemnify TD for liability incurred by TD as a result of the Company’s (and any of its sublicensees’) breach of its obligations under the trademark license agreement. TD has agreed to indemnify the Company for liability incurred by the Company so long as the Company’s actions are in accordance with the terms of the trademark license agreement and the Company’s use of the TD AMERITRADE name or the TD logo is in a jurisdiction where TD has trademark applications or registrations or is using or has used the TD trademark or logo.

Term; Termination

The term of the trademark license agreement is 10 years from January 24, 2006, and is automatically renewable for additional periods of 10 years, unless earlier terminated. The Company and TD can each terminate the trademark license agreement upon any of the following events: if the other party becomes insolvent, makes an assignment for the benefit of creditors, a trustee or receiver is appointed for a material part of the other party’s assets, or a proceeding in bankruptcy is not dismissed within 90 days; if the other party fails to cure a material breach within 60 days of the initial notice of material breach; if the other party is subject to a decree dissolving such other party which has been in effect for more than 30 days; if there is a change of control of the other party that results in such other party being controlled by a competitor; if TD beneficially owns voting securities representing 4.17% or less of the total voting power of the Company; if a third party bona fide tender or exchange offer for not less than 25% of the outstanding shares of common stock of the Company is consummated; if the Company’s board of directors consummates a takeover proposal from a third party; or if the TD trademark or logo becomes materially damaged by the other party.

Effects of Termination

Upon termination of the trademark license agreement, the Company has agreed to stop all new uses of the TD mark within six months and discontinue all use of the TD mark within 12 months. Neither the Company nor TD shall be entitled to use the TD AMERITRADE name after the trademark license agreement terminates, and all trademark applications and registrations for the TD AMERITRADE trademark shall be expressly abandoned.

URL License Agreement

TD and the Company are also a party to a license agreement pursuant to which TD granted the Company an exclusive license to use the TDWaterhouse.com Internet domain name for redirection to the Company’s home page as well as the rights to include links to international TDWaterhouse Internet domain names. In exchange for those rights, the Company agreed to not transfer the rights to the domain names and to use commercially reasonable efforts to include a link on the homepage of the Company to the international TDWaterhouse websites. The term of the URL license agreement is 10 years from January 24, 2006 unless mutually extended. Either party may terminate the agreement if the trademark license is terminated or the other party materially breaches the agreement. The Company has the right to terminate the agreement for any reason upon 30 days’ prior written notice.

Money Market Deposit Account Agreement

Two subsidiaries of the Company, TD AMERITRADE, Inc. (“TDA Inc.”) and TD AMERITRADE Clearing, Inc. (“TDA Clearing”), are party to a money market deposit account (“MMDA”) agreement with TD Bank USA, N.A. and TD, which was entered into on January 24, 2006 in connection with the TD Waterhouse acquisition. Under the MMDA agreement, TD Bank USA makes available to clients of TDA Inc. money market deposit accounts as designated sweep vehicles. TDA Inc. provides marketing and support services with respect to the money market deposit accounts and TDA Clearing acts as an agent for clients of TDA Inc. and as recordkeepers for TD Bank USA, in each case with respect to the money market deposit accounts. In exchange for providing these services, TD Bank USA pays TDA Inc. and TDA Clearing collectively a fee based on the yield earned by TD Bank USA on the client MMDA assets (including any gains or losses from sales of investments), less the actual interest paid to clients, actual interest cost incurred on borrowings, a flat fee to TD Bank USA of 25 basis points and the cost of FDIC insurance premiums.

Effective July 1, 2008, TDA Inc. and TDA Clearing entered into an amendment to the MMDA agreement with TD Bank USA and TD. The amended agreement has a term of five years beginning July 1, 2008, and is automatically renewable for successive five-year terms, provided that it may be terminated by any party upon two year’s prior written notice. The amended agreement provides that the marketing fee earned on the MMDA agreement is now calculated based on three primary components: (a) the actual yield earned on investments in place as of July 1, 2008, which were primarily fixed-income securities backed by Canadian government guarantees, (b) the yield on other fixed-rate investments, based on prevailing fixed rates for identical balances and maturities in the interest rate swap market (generally LIBOR-based) at the time such investments were added to the MMDA portfolio and (c) floating-rate investments, based on the monthly average rate for 30-day LIBOR. The amendment provides that, from time to time, the Company may recommend amounts and maturity dates for the other fixed-rate investments (component (b) above) in the MMDA portfolio, subject to the approval of TD Bank USA. As of September 30, 2008, the MMDA portfolio was comprised of approximately 53% component (a) investments, 21% component (b) investments and 26% component (c) investments.

In the event the fee computation results in a negative amount, the Company’s subsidiaries must pay TD Bank USA the negative amount. This effectively results in the Company guaranteeing TD Bank USA revenue of 25 basis points on the MMDA agreement, plus the reimbursement of FDIC insurance premiums. The fee computation under the MMDA agreement is affected by many variables, including the type, duration, credit quality, principal balance and yield of the investment portfolio at TD Bank USA, the prevailing interest rate environment, the amount of client deposits and the yield paid on client deposits. Because a negative MMDA fee computation would arise only if there were extraordinary movements in many of these variables, the maximum potential amount of future payments the Company could be required to make under this arrangement cannot be reasonably estimated. Management believes the potential for the fee calculation to result in a negative amount is remote and the fair value of the guarantee is not material.

The Company earned fee income associated with the money market deposit account agreement of $628.7 million for fiscal year 2008.

Mutual Fund Agreements

The Company and certain of its subsidiaries and an affiliate of TD are party to a services agreement, transfer agency agreement, shareholder services agreement and a dealer agreement pursuant to which certain mutual funds are made available as money market sweep or direct purchase options to Company clients, and the Company performs marketing support services with respect to those funds. In consideration for offering the funds and performing the marketing support services, the affiliate of TD compensates the Company in accordance with the provisions of the services agreement. The Company also performs certain services for the applicable fund and receives fees for those services. In the event compensation under the transfer agency agreement, shareholder services agreement and dealer agreement are less than the minimum compensation called for by the services agreement, the deficit is earned by the Company under the services agreement. The services agreement had an initial term of two years and was automatically renewed for an additional two-year term on January 24, 2008. The agreement is automatically renewable for successive two-year terms (so long as certain related agreements are in effect). It may be terminated by any party upon one year’s prior written notice. The Company earned fee income associated with these agreements of $201.2 million for fiscal 2008.

Cash Management Services Agreement

Pursuant to a Cash Management Services Agreement, TD Bank USA provides cash management services to clients of TDA Inc. In exchange for such services, the Company pays TD Bank USA service-based fees agreed upon by the parties. The Company incurred expense associated with the cash management services agreement of $1.0 million for fiscal 2008. The cash management service agreement will continue in effect for as long as the MMDA agreement remains in effect, provided that it may be terminated by TDA Inc. without cause upon 60 days prior written notice to TD Bank USA.

Indemnification Agreement for Phantom Stock Plan Liabilities

Pursuant to an Indemnification Agreement, the Company agreed to assume TD Waterhouse liabilities related to the payout of awards under The Toronto-Dominion Bank 2002 Phantom Stock Incentive Plan following the completion of the TD Waterhouse acquisition. Under this plan, participants were granted units of stock appreciation rights (“SARs”) based on TD’s common stock that generally vest over four years. Upon exercise, the participant receives cash representing the appreciated value of the units between the grant date and the redemption date. In connection with the payout of awards under the 2002 Phantom Stock Incentive Plan, TD Discount Brokerage Holdings LLC (“TDDBH”), a wholly-owned subsidiary of TD, agreed to indemnify the Company for any liabilities incurred by the Company in excess of the provision for such liability included on the closing date balance sheet of TD Waterhouse. In addition, in the event that the liability incurred by the Company in connection with the 2002 Phantom Stock Incentive Plan is less than the provision for such liability included on the closing date balance sheet of TD Waterhouse, the Company agreed to pay the difference to TDDBH. There were 50,940 SARs outstanding as of September 30, 2008, with an approximate value of $1.7 million. The Indemnification Agreement effectively protects the Company against fluctuations in TD’s common stock price with respect to the SARs, so there will be no net effect on the Company’s results of operations resulting from such fluctuations.

Restricted Share Units and Related Swap Agreements

The Company assumed TD Waterhouse restricted share unit plan liabilities following the completion of the acquisition of TD Waterhouse. Restricted share units are phantom share units with a value equivalent to the Toronto Stock Exchange closing price of TD common shares on the day before the award issuance. These awards vest and mature on the third or fourth anniversary of the award date at the average of the high and low prices for the 20 trading days preceding the redemption date. The redemption value, after tax withholdings, is paid in cash. Under these plans, participants were granted phantom share units equivalent to TD’s common stock that vest on a specified date after three or four years. On the acquisition date of TD Waterhouse, the Company entered into equity swap agreements with an affiliate of TD to offset changes in TD’s common stock price. During December 2007, most of the restricted share units vested and were settled and all the equity swap agreements expired. In May 2008, the remaining restricted share units vested and were settled. The Company recorded a loss on fair value adjustments to the equity swap agreements of $0.8 million for fiscal 2008.

Canadian Call Center Services Agreement

Pursuant to the Canadian Call Center Services Agreement, TD will continue to receive and service client calls at its London, Ontario site for clients of TDA Inc., until May 1, 2010, unless the agreement is terminated earlier in accordance with its terms. In consideration of the performance by TD of the call center services, the Company pays TD, on a monthly basis, an amount approximately equal to TD’s monthly cost. The Company incurred expenses associated with the Canadian Call Center Services Agreement of $18.4 million for fiscal 2008.

Certificates of Deposit Brokerage Agreement

Effective as of December 12, 2007, TDA Inc. entered into a Certificate of Deposit Brokerage Agreement with TD Bank USA, under which TDA Inc. acted as agent for its clients in purchasing certificates of deposit from TD Bank USA. Fees are calculated under the agreement in a manner consistent with the methodology of the MMDA agreement described above. The Company incurred net fee expense associated with the agreement of $2.4 million for fiscal 2008.

Payment for Order Flow

TD Options LLC, a subsidiary of TD, pays the Company the amount of exchange-sponsored payment for order flow that it receives for routing TDA Inc. client orders to the exchanges. The Company earned $3.5 million of payment for order flow revenues from TD Options LLC for fiscal 2008.

Other Transactions with TD Affiliate

An affiliate of TD has a minority equity investment in Verdasys, Inc., a provider of data protection software solutions. Effective February 15, 2008, the Company entered into a Master License, Services and Distribution Agreement with Verdasys, Inc. Pursuant to this agreement, Verdasys, Inc. has agreed to develop data protection software for the Company for a contract sum of $15.2 million. The Company paid $5.0 million on the effective date of the agreement, with the remainder payable after the acceptance of the software by the Company. The Company also paid $0.3 million to Verdasys, Inc. for other data protection technology during fiscal 2008.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“E&Y”) has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending September 30, 2009. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and voting on the matter, provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. Abstentions will not have any effect on the outcome of this proposal. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2009.

Representatives of E&Y are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended September 30, 2008 and 2007, and fees for other services rendered by E&Y during those periods.

	2008	2007

Audit Fees	$2,241,546	$2,095,021
Audit-Related Fees	355,300	77,000
Tax Fees	5,000	45,000
All Other Fees	—	25,000

Total	$2,601,846	$2,242,021

Audit Fees.  Annual audit fees relate to services rendered in connection with the audit of the Company’s financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Fees.  Audit-related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions and business acquisitions.

Tax Fees.  Tax services include fees for tax compliance, tax advice and tax planning.

All Other Fees.  All other fees include fees for a subscription-based service designed to assist the Company with the Form 1099-DIV reporting process.

The Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2008 and 2007 were compatible.

We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit — Annual audit fees relate to services rendered in connection with the audit of the Company’s financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Services — Audit-related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions and business acquisitions.

Tax — Tax services include fees for tax compliance, tax advice and tax planning.

Other Services — Other services are pre-approved on an engagement-by-engagement basis.

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the Audit Committee charter through a formal written report dated and executed as of November 24, 2008. A copy of that report is set forth below.

November 24, 2008

The Board of Directors
TD AMERITRADE Holding Corporation

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for TD AMERITRADE Holding Corporation and subsidiaries (“TD AMERITRADE”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NASDAQ standard of independence for audit committees and its most recent review determined that the committee meets that standard.

TD AMERITRADE management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent Registered Public Accounting (RPA) firm, Ernst & Young LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the Unites States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of TD AMERITRADE Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of TD AMERITRADE’s systems of internal control for the fiscal year ended September 30, 2008.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 30, 2008:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•	Discussed with the external auditors the matters requiring discussion by Statement on Auditing Standards No. 61 and Rule 2.07 of Regulation S-X, including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in TD AMERITRADE’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

TD AMERITRADE Holding Corporation Audit Committee

Marshall A. Cohen, Chairman
Wilbur J. Prezzano
Allan R. Tessler

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next Annual Meeting, stockholder proposals must be received no later than September 8, 2009 by the secretary of the Company at the Company’s principal executive office. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the secretary no earlier than October 21, 2009 and no later than November 20, 2009. Stockholder proposals must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (ii) the name and address of the stockholder proposing such business, (iii) the number of shares of common stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

“HOUSEHOLDING” PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and accompanying materials. This means that only one copy of the Internet Availability Notice or paper copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in your household. If you would like to receive a separate Internet Availability Notice or copies of this Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the following address:

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, NE 68127
Attention: Investor Relations
(800) 237-8692

ANNUAL REPORT

The Annual Report of the Company containing financial statements for the fiscal year ended September 30, 2008 is provided with this Proxy Statement.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote on any other matter proposed by stockholders in accordance with their best judgment.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares.

By Order of the Board of Directors

Ellen L.S. Koplow, Secretary

Omaha, Nebraska
January 6, 2009

APPENDIX A

TD AMERITRADE HOLDING CORPORATION
Audit Committee Charter
November 14, 2008

Introduction

Primary responsibility for TD AMERITRADE Holding Corporation (the “Corporation”) accounting and financial reporting lies with senior management, with oversight by the Board of Directors. To help the Board of Directors carry out this oversight responsibility, an Audit Committee (the “Committee”) has been established.

The Committee will be comprised entirely of independent directors as defined under applicable statutes, rules and regulations. These independent directors must have broker/dealer or financial or management expertise, and at least one must be a financial expert as defined under applicable statutes, rules and regulations. The Committee has oversight responsibility of the Corporation’s Audit Department and, in such capacity, the Chairman of the Committee (who shall be appointed by the Board of Directors) will maintain direct access and communications with the Managing Director — Corporate Audit.

The Committee is authorized to engage independent legal counsel and other advisers as the Committee determines necessary to carry out its responsibilities. The Committee will be provided with appropriate funding by the Corporation as the Committee determines necessary to carry out its responsibilities, including the compensation of the registered public accounting firm (“RPA”) employed by the Corporation to provide auditing services, render an audit report and perform related work, and to engage such advisers as the Committee may determine are necessary from time to time.

The Committee will meet on at least a quarterly basis and will hold special meetings as circumstances require.

The responsibilities of the Committee shall be in the following areas:

1. Oversee the Corporation’s internal accounting and operational controls, including assessment of strategic, financial, operational and compliance risk management.

2. Appoint the RPA, determine its compensation, oversee its work and assess its performance on an ongoing basis. Review appointment of the Managing Director — Corporate Audit and assess his or her performance on an ongoing basis.

3. Review the Corporation’s financial statements, review the RPA’s audit findings, review Corporate Audit’s audit findings, and oversee the financial and regulatory reporting processes.

4. Perform other oversight functions as requested by the Board of Directors.

5. Report activities performed to the Board of Directors.

Responsibilities

1. Oversee the Corporation’s Internal Accounting and Operational Controls, Including Assessment of Strategic, Financial, Operational and Compliance Risk Management.

A. The Committee will instruct management to establish and maintain an adequate internal control structure and procedures for accounting and financial reporting, and to assess the effectiveness of the internal control structure and procedures for financial reporting. The Committee will instruct management to evaluate the system of internal controls on at least a quarterly basis. The Committee will review reports from management prepared quarterly concerning the effectiveness of internal controls, all significant deficiencies in the design or operation of internal controls, any material weaknesses in internal controls, any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls, and any significant changes in internal controls or other factors that could affect internal controls subsequent to management’s evaluation, including any corrective actions regarding significant deficiencies and material weaknesses.

B. The Committee will instruct the Managing Director — Corporate Audit to advise the Committee and the RPA, and will instruct the RPA to advise the Committee, if there are any areas that require special attention, including any significant deficiencies in the design or operation of the system of internal controls, any material weaknesses in the internal controls, any fraud, whether or not material, involving management or employees who have a significant role in internal controls, any significant changes in internal controls or other factors that could affect internal controls subsequent to management’s evaluation, including any corrective actions regarding significant control deficiencies or any illegal acts by the Corporation, management or employees.

C. The Committee will meet privately with the Managing Director — Corporate Audit and the RPA, no less than annually, to review their findings and management’s plans to ensure internal control recommendations made by internal and external auditors have been appropriately implemented by management.

D. The Committee will review the assessment of risks as described in the Audit Risk Assessment and supporting Annual Audit Plan.

E. The Committee will review with the Managing Director — Corporate Audit and the RPA their integrated Annual Audit Plan, including the degree of coordination and integration between the respective parties. The Committee will inquire as to the extent to which the planned audit scope can be relied upon to detect fraud, non-compliance with State and Federal laws and regulations, non-compliance with SEC and FINRA guidelines, or weaknesses in internal accounting and operational controls.

F. The Committee will discuss with the Managing Director — Corporate Audit and the RPA what steps are planned for providing an assessment of strategic, financial, operational and compliance risk management, as well as financial and regulatory reporting.

G. The Committee will discuss with the Managing Director — Corporate Audit and the RPA what steps are planned for a review of the Corporation’s information technology procedures and controls, including computer systems and applications, the security of such systems and applications, the contingency plan for processing data in the event of a systems breakdown, as well as the specific programs to protect against computer fraud or misuse from both within and outside the Corporation.

H. The Committee will discuss with the Managing Director — Corporate Audit and the RPA what steps are planned for review of in-house policies and procedures, and compliance with such policies and procedures, for compliance with regulatory capital requirements and related dividend restrictions, for compliance with the Code of Business Conduct and Ethics policy, for compliance with officer travel and entertainment policies, for compliance with the Derivatives Use policies, and for compliance with insider trading policies by directors, officers and stockholders. The Committee will inquire as to the result of these reviews, and, if appropriate, review a summary of the exceptions identified for the period under review.

I. The Committee will instruct the Managing Director — Corporate Audit and the RPA to advise the Committee when the Corporation seeks a second opinion on a significant accounting issue.

J. The Committee will meet with the Corporation’s in-house General Counsel and the Corporation’s Chief Risk Officer, no less than annually, to discuss the Corporation’s risk management policies, procedures and insurance coverage, including director and officer liability, property and casualty loss, errors and omissions, and surety bonds.

2. Appoint the RPA, Determine its Compensation, Oversee its Work and Assess its Performance on an Ongoing Basis. Review Appointment of Managing Director — Corporate Audit, and Assess His or Her Performance on an Ongoing Basis.

A. The Committee will appoint the RPA of the Corporation, will determine the fees paid to the RPA and will oversee the work and assess the performance of the RPA. The Committee will obtain assessments of the performance of the RPA from the Managing Director — Corporate Audit and other appropriate management representatives. Based upon the evaluation of the RPA’s performance, the Committee will determine whether to retain or replace the RPA.

B. The Committee will instruct the RPA to report directly to the Committee.

C. The Committee will inquire as to the extent to which auditors other than the principal auditors are to be used and understand the rationale for using them. The Committee will request that the work of all auditors be coordinated and the Committee and the Managing Director — Corporate Audit will each perform an appropriate review of their work.

D. The Committee will discuss with the RPA its independence. The Committee will ensure the RPA complies with Independence Standard No. 1 and provides to the Committee the disclosures and letter required by such standard. The Committee will be responsible for reviewing any disclosed relationships that may impact the objectivity and independence of the RPA. The Committee will be responsible for undertaking appropriate action, if necessary, in response to the RPA’s report to satisfy itself of the RPA’s independence. The Committee will also review management’s evaluation of the factors related to the independence of the RPA.

E. The Committee will discuss with the RPA the matters required to be discussed by SAS 61.

F. The Committee will review management’s plans for engaging the RPA to perform all audit and non-audit services during the year. The engagement of the RPA to perform any audit or non-audit services will be subject to the prior approval of the Committee. The Committee will take appropriate actions to ensure that the RPA has not been engaged to perform any non-audit services that are prohibited under applicable statutes, rules and regulations. The Committee may delegate to one or more of its members the authority to grant the pre-approval of services, so long as any such approvals are presented to the Committee at its next meeting.

G. The Committee will review the appointment and any dismissal of the Managing Director — Corporate Audit. The Committee will annually review and approve the performance evaluation of the Managing Director — Corporate Audit after consulting with the Chairman, Chief Executive Officer and the General Counsel.

3. Review the Corporation’s Financial Statements, Review the RPA’s Audit Findings, Review Corporate Audit’s Audit Findings, and Oversee the Financial and Regulatory Reporting Processes.

A. The Committee will review and discuss the Corporation’s annual and quarterly financial statements with management in conjunction with the Corporation filing its periodic reports containing such financial statements with the SEC.

B. The Committee will obtain from management explanations for all significant variances in the financial statements between periods. The Committee will consider whether the data is consistent with the Management’s Discussion and Analysis section of the Annual Report and periodic reports.

C. The Committee will exercise oversight of the quarterly reporting process prior to the release of quarterly earnings and filing of periodic reports.

D. The Committee will inquire from management and the RPA as to, and request an explanation of, any changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission, FINRA or other governing bodies and self-regulatory organizations that have an effect on, or oversight of, the financial statements of the Corporation.

E. The Committee will inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements.

F. The Committee will meet regularly with the Corporation’s in-house legal counsel, and outside counsel, when appropriate, to discuss legal matters that may have a significant impact on the financial statements and on risk management.

G. The Committee will review the significant reports to management prepared by the internal auditing department and management’s responses.

H. The Committee will review the reports to the Committee prepared by the RPA regarding critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the RPA, and other material written communications between the RPA and management.

I. The Committee will meet privately with the RPA, no less than annually, to request its opinion of various matters, including the quality of financial and accounting personnel and the internal audit staff.

J. The Committee will meet privately with the RPA, no less than annually, to determine what the RPA’s greatest concerns are and if any matters should be discussed with the Committee that have not been raised or covered elsewhere.

K. The Committee will review the letter(s) of management representations given to the RPA and inquire whether the RPA encountered any difficulties in obtaining the letter(s) or any specific representations therein.

L. The Committee will discuss with management and the RPA the substance of any significant issues raised by in-house and outside counsel concerning litigation, contingencies, claims or assessments. The Committee will assess the adequacy of the disclosure of such matters in the Corporation’s financial statements and periodic reports.

M. The Committee will establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission, by employees of the Corporation, of concerns regarding questionable accounting or auditing matters.

N. The Committee will review the determination by the Corporation’s Director of Corporate Tax of the status of the open years on federal and state income tax returns and whether there are any significant items that have been or might be challenged by the IRS or State(s), and review the status of the related tax reserves.

O. The Committee will review the section of the annual Proxy Statement describing fees paid to the RPA and determine whether the provision of services described in such section is compatible with maintaining the independence of the RPA.

P. The Committee will review with management and the RPA the Corporation’s Annual Report and Reports on Form 10-K and Form 10-Q, including the Management’s Discussion and Analysis section of the reports.

Q. The Committee will inquire of management and the RPA if there were any significant financial reporting issues discussed during the accounting period reported. The Committee will instruct the RPA to advise the Committee of any disagreements between the RPA and the Corporation’s management regarding financial reporting issues. The Committee will resolve any such disagreements.

R. The Committee will instruct the RPA to communicate to the Committee any other known matters that require the attention of the Committee or the Board of Directors.

S. The Committee will consider whether the RPA should meet with the Board of Directors to discuss any matters relative to the financial statements and to answer any questions that other directors might have.

T. The Committee will meet privately with the Chief Financial Officer and/or Chief Accounting Officer, no less than annually, to discuss any matters with the Committee that have not been raised or covered elsewhere.

U. The Committee will hold private sessions (Audit Committee members only) as needed for confidential discussion or debate.

4. Perform Other Oversight Functions as Requested by the Board of Directors.

A. The committee will, if necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

B. The Committee will recommend to the Board of Directors that the audited financial statements be included in the Annual Report and Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

C. The Committee will review and approve the report required by the Securities and Exchange Commission to be included in the Corporation’s annual Proxy Statement.

D. The Committee will review any certifications made by management and required to be provided to the Securities and Exchange Commission under applicable rules and regulations.

5. Report Activities Performed to the Board of Directors.

A. The Committee will report its activities to the Board of Directors on a regular basis so that the Board is kept informed of its activities on a current basis.

B. The Chairman of the Committee will describe the Committee’s significant activities during the year in a letter to the Board of Directors.

C. The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

REVOCABLE PROXY OF HOLDERS
OF COMMON STOCK
TD AMERITRADE HOLDING CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TD AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 18, 2009 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
The undersigned hereby appoints Ellen L.S. Koplow, William J. Gerber and Fredric J. Tomczyk, each of them, with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all of the shares of common stock of TD AMERITRADE Holding Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton Omaha, 1001 Cass Street, Omaha, Nebraska, on Wednesday, February 18, 2009, at 10:30 a.m., Central Standard Time, and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.
1.	ELECTION OF DIRECTORS
          (1) W. Edmund Clark (Class I)
          (2) Mark L. Mitchell (Class I)
          (3) Joseph H. Moglia (Class III)
          (4) Thomas S. Ricketts (Class I)
          (5) Fredric J. Tomczyk (Class I)
☐	For All

☐	Withhold All

☐	For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending September 30, 2009.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN
3.	To vote, in his or her discretion, upon any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. Management is not aware of any other matters that should come before the Annual Meeting.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND ON ALL OTHER MATTERS THAT PROPERLY COME BEFORE THE ANNUAL MEETING, IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES.
     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 18, 2009 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:

(Signature)

(Signature if held jointly)
Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in the full corporate name by an authorized officer. If a partnership or LLC, please sign in firm name by an authorized partner or member.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Please indicate if you plan to attend this meeting.     ☐YES     ☐NO